Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

NI HOLDINGS I, INC.

JDS UNIPHASE CORPORATION,

JADE ACQUISITION I, INC.,

THOMA BRAVO, LLC, as Representative

of the Stockholders

and

THOMA BRAVO FUND X, L.P. and THOMA BRAVO FUND X-A, L.P.,

as Party Stockholders

December 6, 2013

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		29
5.01	Organization and Corporate Power	29
5.02	Authorization	29
5.03	No Violation	30
5.04	Governmental Bodies; Consents	30
5.05	Litigation	30
5.06	Brokerage	30
5.07	Investment Representation	30
5.08	Available Financing	31
5.09	Purpose	31

ARTICLE VI COVENANTS OF THE COMPANY		31
6.01	Conduct of the Business	31
6.02	Access to Books and Records	32
6.03	Regulatory Filings	33
6.04	Conditions	33
6.05	Exclusive Dealing	33
6.06	Notification	33
6.07	Requisite Stockholder Approval	34

ARTICLE VII COVENANTS OF PARENT		34
7.01	Access to Books and Records	34
7.02	Director and Officer Liability and Indemnification	34
7.03	Employee Matters	35
7.04	Regulatory Filings	36
7.05	Conditions	36

ARTICLE VIII INDEMNIFICATION		37
8.01	Survival	37
8.02	Indemnification for the Benefit of Parent Indemnified Parties	37
8.03	Indemnification for the Benefit of Seller Indemnified Parties	39
8.04	Termination of Indemnification	39
8.05	Defense of Third Party Claims	40
8.06	Determination of Loss Amount	41
8.07	Acknowledgment of Parent	42
8.08	Distributions of Holdback Funds	42

ARTICLE IX TERMINATION		44
9.01	Termination	44
9.02	Effect of Termination	44

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ARTICLE X ADDITIONAL COVENANTS		45
10.01	Tax Matters	45
10.02	280G	47
10.03	Further Assurances	48
10.04	Disclosure Generally	48
10.05	Provision Respecting Legal Representation	48
10.06	Waiver of Appraisal Rights	49
10.07	Party Stockholder Acknowledgement	49

ARTICLE XI DEFINITIONS		49
11.01	Definitions	49
11.02	Other Definitional Provisions	55
11.03	Cross Reference of Other Definitions	55

ARTICLE XII MISCELLANEOUS		58
12.01	Press Releases and Communications	58
12.02	Expenses	58
12.03	Knowledge Defined	58
12.04	Notices	58
12.05	Assignment	60
12.06	Severability	60
12.07	References	60
12.08	Construction	60
12.09	Amendment and Waiver	61
12.10	Complete Agreement	61
12.11	Third Party Beneficiaries	61
12.12	CONSENT TO JURISDICTION AND SERVICE OF PROCESS	61
12.13	WAIVER OF TRIAL BY JURY	62
12.14	Parent Deliveries	62
12.15	Electronic Delivery	62
12.16	Counterparts	63
12.17	Governing Law	63
12.18	Specific Performance	63
12.19	Payments Under Agreement	63
12.20	Appointment of the Stockholder Representative	64

EXHIBITS

Exhibit A	Form of Executive Noncompetition Agreement

Exhibit B	Form of Certificate of Merger

Exhibit C	Form of Letter of Transmittal

Exhibit D	Amended and Restated Certificate of Incorporation of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 6, 2013, is made by and among NI Holdings I, Inc., a Delaware corporation (the “Company”), JDS Uniphase Corporation, a Delaware corporation (“Parent”), Jade Acquisition I, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (the “Merger Sub”), Thoma Bravo, LLC, a Delaware limited liability company, solely in its capacity as representative for the Company’s Stockholders (the “Representative”), Thoma Bravo Fund X, L.P., a Delaware limited partnership, and Thoma Bravo Fund X-A, L.P., a Delaware limited partnership (each of Thoma Bravo Fund X, L.P. and Thoma Bravo Fund X-A, L.P., a “Party Stockholder,” and collectively, the “Party Stockholders”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.

WHEREAS, the board of directors of each of Parent, Merger Sub and the Company has approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which the Company will continue as the surviving corporation and as a wholly-owned Subsidiary of Parent, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of each of Parent and the Company has determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub;

WHEREAS, immediately after the execution and delivery of this Agreement, the Company will use its reasonable best efforts to secure and deliver the Requisite Stockholder Approval;

WHEREAS, the other parties hereto have entered into this Agreement, in part, in reliance on the execution of this Agreement by the Party Stockholders;

WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration as provided herein;

WHEREAS, contemporaneous with the execution of this Agreement, certain key executives of the Company are entering into noncompetition agreements with Parent, effective as of the Closing, in the form attached hereto as Exhibit A (the “Executive Noncompetition Agreements”); and

WHEREAS, the parties to this Agreement desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.01 The Merger.

(a) Subject to the terms and conditions hereof, at the Effective Time, Merger Sub will merge with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub will cease, and the Company will be the surviving corporation (the “Surviving Corporation”).

(b) At the Closing, the Company and Merger Sub will cause a certificate of merger substantially in the form of Exhibit B attached hereto to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and make all other filings or recordings required by the DGCL to consummate the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as Parent and the Company will agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

(c) From and after the Effective Time, the Surviving Corporation will succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions and duties of the Company and Merger Sub, all as provided under this Agreement and Section 259 of the DGCL.

1.02 Conversion of Company Shares. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Stockholders:

(a) Each Class A Common Share issued and outstanding immediately prior to the Effective Time (other than any Class A Common Shares to be canceled pursuant to Section 1.02(g) and Dissenting Shares) will be converted into the right to receive an amount in cash equal to the Liquidation Value (as such term is defined in the Company’s certificate of incorporation, as amended and/or restated prior to the Closing Date) of such Class A Common Share, together with the accrued and unpaid dividends thereon through the Closing Date (determined in accordance with the Company’s certificate of incorporation, as amended and/or restated prior to the Closing Date), payable to the holder thereof in accordance with Section 1.03 below. The aggregate consideration to which holders of Class A Common Shares become entitled pursuant to this Section 1.02(a) is referred to herein as the “Class A Merger Consideration.”

(b) Each Class B Common Share issued, outstanding and unvested immediately prior to the Effective Time (other than any Class B Common Shares to be canceled pursuant to Section 1.02(g) and Dissenting Shares) (each such share, an “Unvested Class B Common Share”) will be converted into the right to receive an amount in cash equal to the Original Cost (as such term is defined in the agreement pursuant to which the holder thereof acquired such Class B Common Share) of such Unvested Class B Common Share, payable to the holder thereof in accordance with Section 1.03 below. The aggregate consideration to which holders of Unvested Class B Common Shares become entitled pursuant to this Section 1.02(b) is referred to herein as the “Class B Unvested Merger Consideration.”

(c) Each Class B Common Share issued, outstanding and vested immediately prior to the Effective Time (other than any Class B Common Shares to be canceled pursuant to Section 1.02(g) and Dissenting Shares) (each such share, a “Vested Class B Common Share”) will be converted into the right to receive an amount in cash equal to the Per Share Portion of the Closing Residual Cash Consideration plus the Per Share Portion of all Distributions, if any, in each case payable when and as provided herein. The aggregate consideration to which holders of Vested Class B Common Shares become entitled pursuant to this Section 1.02(c) is referred to herein as the “Class B Vested Merger Consideration” and, together with the Class A Merger Consideration and the Class B Unvested Merger Consideration, the “Merger Consideration.”

(d) For purposes of this Agreement, the term “Closing Residual Cash Consideration” means (i) $200 million (the “Base Consideration”), minus (ii) the Holdback Amount, minus (iii) the amount, if any, by which Estimated Net Working Capital is less than Target Net Working Capital, plus (iv) the amount, if any, by which Estimated Net Working Capital is greater than Target Net Working Capital, minus (v) the Class A Merger Consideration, minus (vi) the Class B Unvested Merger Consideration, minus (vii) the amount of Indebtedness outstanding as of immediately prior to the Effective Time, as described in Schedule 2.01(c), plus (viii) the amount of Estimated Net Cash, minus (ix) the amount of Transaction Expenses.

(e) For purposes of this Agreement, the term “Per Share Portion” means a fraction, the numerator of which is one, and the denominator of which is the number of Vested Class B Common Shares issued and outstanding immediately prior to the Effective Time (other than Class B Common Shares to be canceled pursuant to Section 1.02(g)).

(f) Each Company Share held immediately prior to the Effective Time by the Company as treasury shares or by Parent or Merger Sub will be canceled and no payment will be made with respect thereto.

(g) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non assessable share of common stock of the Surviving Corporation.

1.03 Exchange of Certificates; Lost Certificates; Closing of Transfer Books.

(a) The Paying Agent will act as paying agent in effecting the exchange of the Merger Consideration for certificates which, immediately prior to the Effective Time, represented Company Shares entitled to payment pursuant to Section 1.02 (the “Certificates”). On or promptly following the Closing Date, the Paying Agent will pay (from the funds deposited with it pursuant to Section 2.01(b)) each holder of a Certificate (each, a “Stockholder”) who has surrendered his, her or its Certificates together with a duly executed and completed letter of transmittal substantially in the form of Exhibit C attached hereto (the “Letter of Transmittal”) and such other documents as may be reasonably requested by the Paying Agent, representing the number of Company Shares held by such Stockholder, the amount of cash to which he, she or it is entitled under Section 1.02. Surrendered Certificates will forthwith be canceled. Until so surrendered and exchanged, each Certificate will represent from and after the Effective Time solely the right to receive the Merger Consideration into which the shares it theretofore represented will have been converted pursuant to Section 1.02.

(b) Notwithstanding the foregoing, if any Certificate will have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such Certificate to be lost, stolen or destroyed (and, if required by Parent, such Person agreeing to indemnify Parent against any claim that may be made against it with respect to such Certificate), the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Shares represented by such Certificate, as contemplated by this Section 1.03.

(c) From and after the Effective Time, there will be no transfers on the share transfer books of the Surviving Corporation of Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they will be canceled and exchanged as provided in this Section 1.03.

(d) No interest will be paid or will accrue on the Merger Consideration payable upon surrender of any Certificate. All cash paid upon the surrender of Certificates in accordance with the terms of this Section 1.03 will be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares previously represented by such Certificates. None of Parent, Merger Sub or the Company will be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Any portion of the Merger Consideration that remains undistributed to holders of Certificates as of the date that is 180 days after the Effective Time shall be delivered to Parent upon demand, and any holders of Certificates who have not theretofore surrendered their Certificates in accordance with this Section 1.03 shall thereafter look only to Parent for satisfaction of their claims, without interest thereon.

(f) Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Shares such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of Tax Law or under any other applicable Law; provided, however, that the applicable payor shall provide the Representative with a written notice of any intention to withhold at least three (3) Business Days prior to any such withholding and such payor shall request such information from the applicable payee and use commercially reasonable efforts to avoid such withholding obligation. To the extent such amounts are so deducted or withheld, such withheld amounts shall be remitted by the Surviving Corporation to the applicable Governmental Body and such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.04 Holdback Amount. The Holdback Amount shall secure the Stockholders’ payment obligations under Section 1.09 and indemnification obligations under Section 8.02. The Holdback Amount will be held by Parent, subject to the terms and conditions of Article VIII and released in accordance with Section 8.08.

1.05 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company will be amended and restated in its entirety as set forth in Exhibit D.

1.06 Bylaws. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be amended at the Effective Time to change the corporate name set forth therein to “NI Holdings I, Inc.” and, as so amended, will be the Bylaws of the Surviving Corporation until amended in accordance with applicable Law.

1.07 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed, or their earlier resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law, (a) the directors of Merger Sub at the Effective Time will be the directors of the Surviving Corporation and (b) the officers of Merger Sub at the Effective Time will be the officers of the Surviving Corporation.

1.08 Closing Date Statement. No later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a certificate (the “Closing Date Statement”) setting forth, in each case as of the open of business on the anticipated Closing Date (i) an estimate of Net Cash (“Estimated Net Cash”), (ii) an estimate of Net Working Capital (the “Estimated Net Working Capital”), (iii) an estimate of the Transaction Expenses, (iv) calculations in reasonable detail of the Class A Merger Consideration, the Class B Unvested Merger Consideration, the Closing Residual Cash Consideration and the components thereof, and (v) a schedule (the “Common Percentage Schedule”) setting forth each Stockholder’s Common Percentage, which in each case have been prepared in good faith and, with respect to clauses (i) through (iii) above, in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the unaudited Financial Statements (“GAAP, consistently applied”). Parent shall be entitled to review, comment on and request reasonable changes to the Closing Date Statement, and the Company shall consider Parent’s proposed changes to the Closing Date Statement in good faith.

1.09 Net Cash and Net Working Capital Adjustments.

(a) As promptly as possible, but in any event within 75 days after the Closing Date, Parent will deliver to the Representative (i) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the Closing (the “Closing Balance Sheet”) prepared in accordance with GAAP, consistently applied and (ii) a reasonably detailed calculation by Parent of the Net Cash and Net Working Capital derived from the Closing Balance Sheet (together, the “Closing Statement”). The Closing Statement will be prepared in accordance with GAAP, consistently applied and the applicable definitions in this Agreement. The Closing Statement will entirely disregard (x) any and all effects on the assets or liabilities of the Company and its Subsidiaries as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Parent or the Surviving Corporation or any other transaction entered into by Parent or the Surviving Corporation in connection with the consummation of the transactions contemplated hereby, except as specifically contemplated in Section 12.02, and (y) any of the plans, transactions, or changes which Parent initiates or makes or causes to be initiated or made, in each case after the Closing with respect to the Surviving Corporation and its Subsidiaries or their business or assets, or any facts or circumstances that are unique or particular to Parent or any of its assets or liabilities.

(b) Parent will, and will cause the Surviving Corporation and its Subsidiaries to, (i) assist the Representative and its representatives in the review of the Closing Statement and provide the Representative and its representatives with access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Surviving Corporation and its Subsidiaries relevant for purposes of their review of the Closing Statement, and (ii) cooperate with the Representative and its representatives in connection with such review, including providing on a reasonable basis all other information necessary or useful in connection with the review of the Closing Statement, in each case as is reasonably requested by the Representative or its representatives and provided that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Parent, the Surviving Corporation or their respective Subsidiaries. If the Representative has any objections to the Closing Statement, the Representative will deliver to Parent a statement setting forth its objections thereto (an “Objections Statement”), which statement will identify in reasonable detail those items and amounts to which the Representative objects (the “Disputed Items”), the reasons therefor and the values that it believes in good faith to be correct. If an Objections Statement is not delivered to Parent within 30 days after delivery of the Closing Statement, then the Closing Statement as prepared by Parent will be final, binding and non-appealable by the parties hereto. If an Objections Statement is delivered to Parent within 30 days after delivery of the Closing Statement, then the Representative and Parent will negotiate in good faith to resolve in writing the timely raised Disputed Items (and only those items) and all such discussions related thereto will (unless otherwise agreed by Parent and the Representative in writing) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, but if they do not reach a final resolution within 30 days (or such longer period as Parent and Representative may agree in writing) after the delivery of the Objections Statement to Parent, the Representative and Parent will submit any such unresolved Disputed Items (and only such matters) to a mutually agreeable nationally recognized accounting firm independent to both the Representative and Parent and their respective Affiliates (other than a so-called “Big Four” accounting firm) with expertise in resolving disputes of this nature (the “Accounting Firm”) for review and resolution. The Representative and Parent will instruct the Accounting Firm to make a final determination of the Disputed Items in accordance with the procedures set forth in this Agreement. Parent and the Representative will cooperate with the Accounting Firm during the term of its engagement and will instruct the Accounting Firm not to, and the Accounting Firm will not, assign a value to any item in dispute greater than the greatest value for such item assigned by Parent, on the one hand, or the Representative, on the other hand, or less than the smallest value for such item assigned by Parent, on the one hand, or the Representative, on the other hand. Parent and the Representative will also instruct the Accounting Firm to, and the Accounting Firm will, make its determination based solely on presentations by Parent and the Representative that are in accordance with the procedures set forth in this Agreement. Parent and the Representative will instruct the Accounting Firm to use its reasonable best efforts to deliver to Parent and the Representative a written report setting forth resolution of each applicable Disputed Item as promptly as practicable, but not more than 30 days after submission of such Disputed Items to the Accounting Firm. Any determination of the Closing Statement and the resulting Net Cash or Net Working Capital by the Accounting Firm will become final and binding on the parties hereto on the date the Accounting Firm delivers its final resolution in writing to Parent and the Representative, and such resolution by the Accounting Firm will not be subject to court review or otherwise be appealable. The fees, costs and expenses of the Accounting Firm will be allocated between Parent, on the one hand, and the Representative (on behalf of the Stockholders), on the other hand, based upon the percentage which the portion of the contested amount not awarded to Parent, on the one hand, and the Representative (on behalf of the Stockholders), on the other hand, bears to the amount actually contested by each such Person, as determined by the Accounting Firm. For example, if the Representative claims that the Net Working Capital is one thousand dollars ($1,000) greater than the amount determined by Parent, and Parent contests only five hundred dollars ($500) of the amount claimed by the Representative, and if the Accounting Firm ultimately resolves the dispute by awarding the Representative (on behalf of the Stockholders) three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Accounting Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Parent and forty percent (40%) (i.e., 200 ÷ 500) to the Representative (on behalf of the Stockholders).

(c) After final determination of the Closing Statement and the resulting Net Cash and Net Working Capital as provided in Section 1.09(b), the parties shall determine the Final Adjustment Amount.

(i) If the Final Adjustment Amount is positive, then, within five (5) Business Days after the determination of the Final Adjustment Amount, Parent will pay to the Paying Agent (on behalf of the Stockholders), by wire transfer of immediately available funds, an amount equal to the Final Adjustment Amount and the Paying Agent will pay to the Stockholders such amount (according to each such Stockholder’s Common Percentage) pursuant to the payment instructions set forth in each such Stockholder’s Letter of Transmittal.

(ii) If the Final Adjustment Amount is negative, then Parent shall deduct an amount equal to the absolute value of such amount from the Holdback Funds (if any). Recourse against the Holdback Funds (if any) shall be Parent’s and its Affiliates sole and exclusive source of recovery for any amounts owing to Parent by the Stockholders pursuant to this Section 1.09(c)(ii). For the avoidance of doubt, and without limiting the generality of the foregoing, no claim by Parent for the payment of any amounts owing to Parent pursuant to this Section 1.09(c)(ii) shall be asserted against the Representative, any Stockholder or any other Person, and none of the Representative, any Stockholder or any of their respective Affiliates shall have any obligation to replenish or otherwise fund the Holdback Amount.

(iii) If the Final Adjustment Amount is zero, then no payment or deduction to Holdback Funds will be made.

(d) All payments required pursuant to Section 1.09(c) will be deemed to be adjustments for Tax purposes to the Closing Residual Cash Consideration.

1.10 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle St., Chicago, Illinois 60654, on the third (3rd) Business Day following satisfaction or waiver of the conditions set forth in Section 3.01 and Section 3.02 (other than those conditions that by their nature cannot be satisfied prior to the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or at such other time and date as may be mutually agreed by Parent and the Company; provided that the Closing shall not occur before December 31, 2013. The date of the Closing is herein referred to as the “Closing Date.” The Closing will be deemed to occur at 12:01 a.m. on the Closing Date.

1.11 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided in the DGCL, each issued and outstanding Company Share that is held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights to the extent permitted by applicable Law and, in the case of any Person required to have exercised appraisal rights under Section 262 of the DGCL as of the Effective Time of the Merger in order to preserve such rights, with respect to which appraisal rights under the DGCL have been properly exercised, will not be converted into the right to receive any portion of the applicable Merger Consideration and will be converted into the right to receive payment from the Surviving Corporation with respect thereto as provided by the DGCL, unless and until the holder of any such Company Share will have failed to perfect or will have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, in which case such Company Share will thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive, upon surrender of such Certificate in accordance with Section 1.03, a portion, without interest, in accordance with this Agreement, of the Merger Consideration payable with respect to such Company Share. From and after the Effective Time, no Stockholder who has demanded appraisal rights will be entitled to vote his, her or its Company Shares for any purpose or to receive payment of dividends or other distributions on his, her or its Company Shares (except dividends or other distributions payable to Stockholders of record at a date prior to the Effective Time, or dividends that accrued thereon prior to the Effective Time). Company Shares for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or failed to be perfected, are referred to herein as “Dissenting Shares.”

(b) Each party hereto shall give each other party hereto prompt notice of any demands received by it for appraisal of Company Shares, withdrawals of such demands and any other related instruments received by it.

ARTICLE II

THE CLOSING

2.01 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto will consummate the following transactions (the “Closing Transactions”) on the Closing Date:

(a) the Company and Merger Sub will cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware;

(b) Parent will deposit, by wire transfer of immediately available funds, into a custodial account established pursuant to the terms and conditions of a paying agent agreement in a form to be mutually agreed upon among the Representative, Parent and the Paying Agent (the “Paying Agent Agreement”), an amount equal to (i) the Class A Merger Consideration, plus (ii) the Class B Unvested Merger Consideration, plus (iii) the Closing Residual Cash Consideration (as determined in accordance with Section 1.02), which amount shall be held by the Paying Agent for the benefit of the Stockholders to make the payments contemplated by Section 1.03;

(c) the Company will deliver to Parent appropriate payoff letters and all related Lien releases with respect to the Indebtedness set forth on Schedule 2.01(c);

(d) Parent will repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness set forth on Schedule 2.01(c), by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;

(e) Parent will (i) pay, or cause to be paid, on behalf of the Stockholders and the Company (as applicable), the unpaid Transaction Expenses with respect to which Parent has received a final invoice by wire transfer of immediately available funds as directed by the Representative, and (ii) will deposit the Company Payroll Taxes with the Company and will cause the Surviving Corporation to pay the Company Payroll Taxes through the Surviving Corporation’s payroll system to the proper Governmental Body; and

(f) Parent, the Company and the Representative will make such other deliveries as are required by Article III hereof.

ARTICLE III

CONDITIONS TO CLOSING

3.01 Conditions to Parent’s and Merger Sub’s Obligations. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent and Merger Sub in writing) of the following conditions as of the Closing:

(a) The Fundamental Representations set forth in Article IV will be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (except to the extent such representations and warranties expressly address matters as of a particular date, which such representations and warranties shall have been so true and correct as of such specified date), in each case of this clause (i), other than with respect to the representations and warranties in Section 4.03(a) or Section 4.04, taking into account any disclosure updates made by the Company to Parent after the date hereof in accordance with Section 6.06, and (ii) all other representations and warranties set forth in Article IV will be true and correct as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (except for those representations and warranties that expressly address matters as of a particular date, which such representations and warranties shall have been true and correct as of such specified date), except where the failure of such representations and warranties referenced in this clause (ii) to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect and in each case of this clause (ii) taking into account any disclosure updates made by the Company to Parent after the date hereof in accordance with Section 6.06;

(b) The Company has performed or complied with, in all material respects, the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c) Since the date of this Agreement, no Material Adverse Effect shall have occurred;

(d) The waiting period or required approval applicable to the transactions contemplated by this Agreement under the HSR Act will have expired (or early termination will have been granted) or been received;

(e) No Order has been entered and not withdrawn, no Law has been enacted and no Legal Proceeding is pending, which, in each case, would prevent the performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(f) On or prior to the first (1st) Business Day after the date of this Agreement, holders of Company Shares sufficient to deliver the Requisite Stockholder Approval will have executed and delivered a written consent in favor of the Merger, a copy of which will have been provided to Parent;

(g) The consents set forth on Schedule 3.01(g) shall have been obtained and shall remain in effect;

(h) The Company (or the Representative) will have delivered to Parent a certificate in a form reasonably acceptable to Parent prepared in accordance with Section 1.1445-2 of the Treasury Regulations certifying such facts as to establish that the Merger is exempt from withholding pursuant to Section 1445 of the Code;

(i) The directors and officers of the Company will have executed resignations from such positions in a form customary for a transaction of similar size and nature, to be effective as of the Closing, and the Company will have delivered the same to Parent; and

(j) The Company (or the Representative) will have delivered to Parent each of the following:

(i) a certificate of a duly authorized officer of the Company, dated as of the Closing Date, stating that the conditions specified in subsections (a), (b) and (c) above, as they relate to the Company, have been satisfied; and

(ii) certified copies of the resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement.

If the Closing occurs, all closing conditions set forth in this Section 3.01 which have not been fully satisfied as of the Closing will be deemed to have been waived by Parent and Merger Sub.

3.02 Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:

(a) (i) The representations and warranties set forth in Article V (except to the extent such representations and warranties expressly address matters as of a particular date) will be true and correct as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, and (ii) the representations and warranties set forth in Article V that address matters as of particular dates will be true and correct as of such dates, in each case, except where the failure of such representations and warranties referenced in the immediately preceding clauses (i) and (ii) to be so true and correct would not, individually or in the aggregate, have a material adverse effect on the assets or operations of Parent or Merger Sub or on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement;

(b) Parent and Merger Sub will have performed or complied with, in all material respects, the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) The waiting period or required approval applicable to the transactions contemplated by this Agreement under the HSR Act will have expired (or early termination will have been granted) or been received;

(d) No Order has been entered and not withdrawn, no Law has been enacted and no Legal Proceeding is pending, which, in each case, would prevent the performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and

(e) Parent has delivered to the Representative (on behalf of the Stockholders and the Company, as applicable) each of the following:

(i) a certificate of a duly authorized officer of Parent and Merger Sub, dated as of the Closing Date, stating that the conditions specified in subsections (a) and (b) above have been satisfied;

(ii) certified copies of the resolutions duly adopted by Parent’s board of directors (or its equivalent governing body) and Merger Sub’s board of directors authorizing the execution, delivery and performance of this Agreement; and

(iii) certified copies of the resolutions duly adopted by Parent, as Merger Sub’s sole stockholder, approving the Merger.

If the Closing occurs, all closing conditions set forth in this Section 3.02 which have not been fully satisfied as of the Closing will be deemed to have been waived by the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”):

4.01 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Company has all requisite corporate power and authority and all material Permits necessary to own and operate its properties and to carry on its businesses as now conducted. The Company is qualified to do business in every jurisdiction in which its ownership or use of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.

4.02 Subsidiaries. Schedule 4.02 sets forth each Subsidiary of the Company and, for each Subsidiary: the type of entity, its jurisdiction of incorporation or organization and its stockholders or other equity holders. Except as set forth on Schedule 4.02, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Each of the Subsidiaries identified on Schedule 4.02 is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate or other power and authority and all material Permits necessary to own and operate its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership or use of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has delivered to Parent true and correct copies of the certificate or articles of incorporation, bylaws and other organizational documents of the Company and each of its Subsidiaries, as currently in effect.

4.03 Authorization; No Breach; Valid and Binding Agreement.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements referred to herein to which it is or will be a party, and to perform its obligations hereunder and thereunder. The board of directors of the Company, by resolutions duly and unanimously adopted at a meeting duly called and held, or by unanimous written consent in lieu of a meeting of the board of directors, has (i) approved and authorized the execution and delivery of this Agreement, (ii) approved and authorized the consummation of the transactions contemplated hereby, including the Merger, (iii) determined that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are advisable, (iv) recommended that the Stockholders approve this Agreement and the Merger, and (v) directed that this Agreement and the Merger be submitted to the Stockholders for their approval. Upon receipt of the Requisite Stockholder Approval, no other corporate proceedings on the part of the Company will be necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming that this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b) Except as have been obtained on or prior to the date hereof, the Requisite Stockholder Approval is the only vote of the Stockholders required to approve this Agreement and the Merger.

(c) Except as set forth on Schedule 4.03(c), the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not, directly or indirectly (with or without notice or lapse of time or both) (i) contravene, conflict with or result in any breach of, constitute a default under, result in a violation of, (ii) result in the creation of any Lien (other than a Permitted Lien) upon any material assets of the Company or any of its Subsidiaries under, (iii) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Body under, or (iv) give any other Person the right to withdraw, suspend, cancel, terminate, modify or impose any additional payment or liability under, in each case (A) the provisions of the Company’s or any of its Subsidiaries’ certificates or articles of incorporation or bylaws (or equivalent organizational documents), assuming the Requisite Stockholder Approval is obtained, or any resolutions adopted by the board of directors or other governing body or the stockholders or equity holders of the Company or any of its Subsidiaries, (B) any Significant Contracts, (C) any Law or Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by them, is subject, or (D) any material Permit that is held by the Company or any of its Subsidiaries, or that otherwise relates to the business of, or any assets owned or used by, the Company or any of its Subsidiaries; except, in the case of clauses (B), (C) and (D), as would not have a material and adverse impact on the Company.

4.04 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 200,000 Class A Common Shares, of which (as of the date hereof) 48,534.750 shares are issued and outstanding and owned of record as set forth on Schedule 4.04(a), and (ii) 102,000,000 Class B Common Shares, of which (as of the date hereof) 52,236,721.983 shares are issued and outstanding and owned of record as set forth on Schedule 4.04(a). All of the outstanding Company Shares have been duly authorized and validly issued for consideration not less than the fair market value thereof and are fully paid and non-assessable. No Company Shares are held as treasury stock or are owned by the Company. Except for the Company Shares described in Schedule 4.04(a) and except as may exist in the Stockholders Agreement, dated as of April 30, 2012, by and among the Company and the Stockholders (the “Stockholders Agreement”), there are no outstanding equity interests of the Company, including any rights, subscriptions, warrants, or options to purchase or otherwise acquire any shares of capital stock of the Company or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of the Company.

(b) Except for the Stockholders Agreement and the other agreements set forth on Schedule 4.16, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries are party relating to the voting of any Company Shares, and there are no agreements between the Company or any of its Subsidiaries and any stockholder or other Person relating to the registration or containing rights of first refusal, co-sale rights or “drag-along” rights of any Company Shares.

(c) The equity interests of the Subsidiaries described in Schedule 4.02 are the only outstanding equity interests of any of the Subsidiaries.

4.05 Financial Statements. Schedule 4.05 consists of: (i) the Company’s unaudited consolidated balance sheet as of September 30, 2013 (the “Latest Balance Sheet”) and the related statement of operations for the nine (9)-month period then ended and (ii) the Company’s audited consolidated balance sheet as of December 31, 2012 and related consolidated statements of operations, comprehensive loss, changes in stockholder’s equity and cash flows for the period from February 23, 2012 through December 31, 2012 (all such financial statements referred to in (i) and (ii), the “Financial Statements”). Except as set forth on Schedule 4.05, the Financial Statements present fairly in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein in accordance with GAAP, consistently applied (except as may be indicated in the notes thereto and subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and (y) changes resulting from normal, recurring year-end adjustments, none of which would, individually or in the aggregate, be material). The date of the Latest Balance Sheet is referred to herein as the “Balance Sheet Date.” Schedule 4.05 also includes the Company’s unaudited consolidated balance sheets as of December 31, 2011 and 2010 and related consolidated statements of operations for the fiscal years ended December 31, 2011 and 2010, each of which present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. There is no outstanding Indebtedness other than as set forth in Schedule 2.01(c).

4.06 No Undisclosed Liabilities. Except as set forth on Schedule 4.06, neither the Company nor any Subsidiary has any material liabilities or obligations of any kind (whether absolute, accrued, contingent, determined, determinable or otherwise) that are required to be reflected in or reserved against on a consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP that are not so reflected or reserved against, other than liabilities or obligations which (a) are adequately reflected or reserved against in the Latest Balance Sheet, (b) have been incurred in the ordinary course of business after the Balance Sheet Date, (c) are to be included in the computation of the Closing Residual Cash Consideration or (d) are disclosed in the Disclosure Schedule.

4.07 Absence of Certain Developments. Since (i) the date of the Latest Balance Sheet, the Company and its Subsidiaries have conducted their business in the ordinary course of business, and (ii) December 31, 2012, there has not occurred any change, event or condition that has had a Material Adverse Effect. Except as set forth on Schedule 4.07 and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has:

(a) amended or modified its certificate of incorporation or by-laws (or equivalent governing documents);

(b) except for (i) issuances of replacement certificates for Company Shares and (ii) issuance of new certificates in connection with a transfer of Company Shares by the holder thereof, issued, sold or encumbered any of its capital stock or equity securities, securities convertible into its capital stock or equity securities, or warrants, options or other rights to purchase its capital stock or equity securities;

(c) (i) declared, set aside or paid any dividend or other distribution (whether in cash, stock or other property) with respect to any securities of the Company, (ii) split, combined or reclassified any of its securities or (iii) purchased, redeemed or otherwise acquired any of its securities;

(d) subjected any material portion of its properties or assets to any Lien, except for Permitted Liens;

(e) sold, assigned or transferred any material portion of its tangible assets, except for inventory in the ordinary course of business and except for sales of obsolete assets or assets with de minimis or no book value or effected or become a party to any merger, consolidation, share exchange, business combination, recapitalization or similar transaction;

(f) sold, assigned, transferred, licensed or sublicensed any Intellectual Property, except in the ordinary course of business;

(g) except as required by applicable Law, or as required by the terms of any employee benefit plan or employment contract disclosed to Parent: (i) made or granted any bonus or any compensation or salary increase to any current (or former) employee, or hired any employee, whose annual base salary is (or was at the time of his or her termination) in excess of $100,000, (ii) made or granted any increase in any employee benefit plan or arrangement, (iii) amended or terminated any existing employee benefit plan or arrangement or severance agreement or employment contract or adopted any new employee benefit plan or arrangement or severance agreement or employment contract, (iv) taken any action to accelerate the vesting or payment of any compensation or benefit under any employee benefit plan or arrangement or severance agreement or employment contract, except as expressly provided in Section 6.01(a), (v) engaged any independent contractor not terminable without penalty on 30 days’ notice or less, or (vi) adopted or entered into any collective bargaining agreement or other agreement with any union or labor organization or employee group;

(h) (i) made any loans, advances (except to employees in the ordinary course of business) or capital contributions to, investments in, or guarantees for the benefit of, any Persons, or (ii) other than in the ordinary course of business, repurchased, prepaid or incurred any Indebtedness;

(i) commenced, compromised or settled any Legal Proceeding;

(j) made any acquisition (by merger, consolidation, or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof;

(k) changed its fiscal year or made any change in its financial or Tax accounting policies, methods or practices, except as required by GAAP or Law;

(l) (i) failed to prepare and timely file all material Tax Returns with respect to the Company and all Subsidiaries required to be filed before Closing or timely withhold and remit any employment Taxes with respect to the Company and all Subsidiaries, (ii) filed any amended material Tax Return, (iii) made or changed any election with respect to Taxes, or (iv) settled or compromised any material Tax liability, entered into any Tax closing agreement, surrendered any right to claim a refund of material Taxes, waived any statute of limitations regarding any Tax, agreed to any extension of time regarding the assessment of any Tax deficiency;

(m) changed its cash management practices or its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue or acceptance of customer deposits;

(n) entered into, amended or terminated any Significant Contract or waived, released or assigned any rights or claims thereunder;

(o) discontinued any business material to the Company and its Subsidiaries, taken as a whole;

(p) entered into, amended or terminated any agreement or arrangement with any Affiliate of the Company or its Subsidiaries or any current or former controlling stockholder, officer or director of the Company or any of its Subsidiaries;

(q) made any capital expenditures, or incurred any obligations or liabilities in connection therewith, that, in the aggregate, exceeds $100,000;

(r) suffered any material damage, destruction or other casualty loss with respect to material property owned by the Company or any of its Subsidiaries that is not covered by insurance; or

(s) agreed or committed to do any of the foregoing.

4.08 Tax Matters.

(a) Except as set forth on Schedule 4.08(a), the Company and its Subsidiaries have filed all federal and all income and other material Tax Returns that are required to be filed by them and have paid all income and other material Taxes owed by the Company and its Subsidiaries (whether or not shown as due and owing on such Tax Returns). Except as set forth on Schedule 4.08(a), all material Taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued.

(b) There is no dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries, which dispute or claim is still ongoing, claimed or raised by any taxing authority of which the Company or any of its Subsidiaries has received written notice. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency.

(c) No claim has ever been made in writing by an authority in a jurisdiction where the Company or any Subsidiary does not file any Tax Return that the Company or any Subsidiary is or may be subject to Taxation by such jurisdiction.

(d) The unpaid Taxes of the Company and its Subsidiaries, as a whole, (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes) set forth on the Latest Balance Sheet and (ii) do not exceed such reserve on the books and records of the Company and its Subsidiaries, as adjusted for the passage of time since the Balance Sheet Date in accordance with the past custom and practice of the Company and its Subsidiaries.

(e) No Company or any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code or other agreement with a Governmental Body (or any similar provision of any applicable Law) executed on or before the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of any applicable Law); (iv) installment sale or open transaction disposition made on or before the Closing Date; (v) any election under Section 108(i) of the Code; or (vi) prepaid amount received on or before the Closing Date.

(f) Neither the Company nor any Subsidiary (or any predecessor of the Company or any Subsidiary) has been a member of a group (including an affiliated group) with which it has filed or been included in a combined, consolidated or unitary income Tax Return, other than the group in which it is currently a member. Neither the Company nor any Subsidiary has been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract, which agreement or contract is still in effect, that includes any Person other than the Company or any Subsidiary, excluding, in each case, any such agreement or contract entered into in the ordinary course of business and not primarily related to Taxes. Neither the Company nor any Subsidiary (nor any predecessor of the Company or any Subsidiary) is liable for any Tax of any Person other than the Company or a Subsidiary under Treasury Regulations Section 1.1502-6 (or any similar provision of any applicable Law), as a transferee or successor, by contract or otherwise, for any Taxable period beginning before the Closing Date.

(g) Except as set forth on Schedule 4.08(g), there is no agreement, plan, arrangement or other contract covering any current or former employee or independent contractor of the Company or any Subsidiary that, considered individually or considered collectively with any other such contract, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code (without regard to any such amount or payment that is approved by the stockholders of the Company in accordance with Section 280G(b)(5)(B) of the Code and applicable regulations thereunder). Neither the Company nor any Subsidiary is a party to any contract, nor does it have any obligation or other liability, to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code.

(h) Neither the Company nor any Subsidiary has made any distribution of stock of any “controlled corporation” as such term is defined in Section 355(a)(1) of the Code or has any liability for any Tax as a result of any such distribution (whether or not made by the Company or any Subsidiary), and the transactions contemplated hereby will not result in any such Tax.

4.09 Contracts and Commitments.

(a) Schedule 4.09(a) sets forth a list as of the date of this Agreement of each of the following types of contracts to which any of the Company or its Subsidiaries is a party (each, a “Significant Contract” and, collectively, the “Significant Contracts”):

(i) collective bargaining agreement or other agreement with any union or labor organization;

(ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, Pension Plan, Welfare Plan or other Plan;

(iii) stock purchase plan, stock option plan or similar plan;

(iv) contract with any officer, individual employee or other person on a full-time or consulting basis providing for fixed compensation in excess of $100,000 per annum;

(v) any contract under which the Company or any of its Subsidiaries has advanced (other than in the ordinary course of business) or loaned any amount to any of its directors, officers or employees;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit (whether incurred, assumed, guaranteed or secured by any asset), other than (A) accounts receivables and payables, and (B) loans to or intercompany indebtedness between Subsidiaries;

(vii) lease, license or other contract under which it is lessee or licensee of, or holds or operates any property, real or personal, or any Intellectual Property owned by any other party, for which the annual rental or license fee exceeds $100,000;

(viii) lease, license or other contract under which it is lessor or licensor of or permits any third party to hold or operate any property, real or personal, or any Intellectual Property for which the annual rental or license fee exceeds $100,000;

(ix) any contract containing (x) “most favored nation” pricing terms or grants to any Person of any right of first offer or right of first refusal or exclusivity, (y) limiting the ability of the Company or any Subsidiary to engage in any business or to compete with a third party, or (z) any non-solicitation, no-hire or similar provisions that restrict the Company or any of its Subsidiaries;

(x) any contract entered into during the three-year period ending on the date hereof relating to (i) the acquisition or disposition by the Company or any of its Subsidiaries of any business, division or product line or the capital stock or material assets of any other Person, in each case (A) for consideration in excess of $500,000 or the equivalent in other currencies or (B) pursuant to which any liabilities or obligations of the Company or its Subsidiaries remain outstanding or (ii) any merger or business combination of the Company or any of its Subsidiaries;

(xi) contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $250,000 (other than purchase orders entered into in the ordinary course of business);

(xii) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $250,000 (other than sales orders entered into in the ordinary course of business);

(xiii) any contract that involves any joint venture, partnership or similar arrangement;

(xiv) any contract for the acquisition, disposition or exclusive license of Intellectual Property by or to the Company or any of its Subsidiaries;

(xv) any contract involving the settlement of any Legal Proceeding (A) under which the conditions have not been fully satisfied or (B) that contain limitations on the operations of the Company or any of its Subsidiaries;

(xvi) any contract with a Governmental Body; or

(xvii) any contract with an Affiliate of the Company or any of its Subsidiaries or any current or former controlling stockholder, officer or director of the Company or any of its Subsidiaries.

(b) Except as disclosed in Schedule 4.09(b), (a) each Significant Contract is in full force and effect and is (i) a valid and legally binding obligation of the Company or its Subsidiaries, as the case may be, and, to the knowledge of the Company, of the other parties thereto, and (ii) and is enforceable against the Company or its Subsidiaries, as the case may be, and, to the knowledge of the Company, the other parties thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies, and (b) the Company or one of its Subsidiaries, as the case may be, has performed all material obligations required to be performed by it to date under the Significant Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. To the Company’s knowledge, the other parties to any such Significant Contract have performed all material obligations required to be performed by them to date under the Significant Contracts and none of the other parties to any such Significant Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

(c) Parent has been given access to a true and correct copy of all written Significant Contracts, together with all material schedules, exhibits, amendments, waivers or other changes thereto, and a written description of the material terms of any oral Significant Contract.

4.10 Intellectual Property.

(a) Schedule 4.10(a)(i) sets forth an accurate and complete list of all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights and Internet domain names owned by the Company or any Subsidiary (the foregoing being, collectively, the “Company Registered Intellectual Property”) and all material unregistered Marks and Copyrights owned by the Company or any Subsidiary. Schedule 4.10(a)(i) lists (i) the record owner of each such item of Company Registered Intellectual Property; (ii) the registration or application number of each such item of Company Registered Intellectual Property; and (iii) the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered or in which each such application for issuance or registration of such item of Company Registered Intellectual Property has been filed. The Intellectual Property owned and licensed by the Company and its Subsidiaries constitutes all of the Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted. Except as set forth on Schedule 4.10(a)(ii), no registrations or applications for Company Registered Intellectual Property has expired or been canceled or abandoned except in accordance with the expiration of the term of such rights or where the Company has made a reasonable business judgment to permit such registrations or applications to expire, be canceled, or become abandoned. Each item of Company Registered Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, and remains in full force and effect. There is no pending or, to the Company’s knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against any of the Company Registered Intellectual Property.

(b) Except as set forth on Schedule 4.10(b), all material Intellectual Property purported to be owned by the Company and its Subsidiaries is owned free and clear of all Liens (except for Permitted Liens) and the Company and its Subsidiaries have the right to use all material Intellectual Property in connection with the business of the Company and its Subsidiaries as currently conducted. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s or its Subsidiaries’, as applicable, right to (i) own any Intellectual Property or (ii) use any material Intellectual Property.

(c) All Intellectual Property which the Company and its Subsidiaries purport to own was developed by (i) an employee of the Company or its Subsidiaries, as applicable, working within the scope of his or her employment at the time of such development and that has executed enforceable instruments of assignment in favor of the Company or its Subsidiaries, as applicable, as assignee that have conveyed to the Company or its Subsidiaries, as applicable, ownership of all rights in such Intellectual Property, or (ii) agents, consultants, contractors or other Persons who have executed enforceable instruments of assignment in favor of the Company or its Subsidiaries, as applicable, as assignee that have conveyed to the Company or its Subsidiaries, as applicable, ownership of all rights in such Intellectual Property.

(d) Except as set forth on Schedule 4.10(d), to the Company’s knowledge, the conduct of the business of the Company and its Subsidiaries (including the products and services of the Company and its Subsidiaries) does not in any respect infringe, violate or constitute misappropriation of any Intellectual Property of any third Person. The representations and warranties contained in this Section 4.10(d) constitute the sole and exclusive representations and warranties of the Company relating to the conduct of the business of the Company and its Subsidiaries (including the products and services of the Company and its Subsidiaries) infringing, violating or constituting misappropriation of any Intellectual Property of any third Person.

(e) Except as set forth on Schedule 4.10(e), to the Company’s knowledge, no third Person is infringing, violating, or misappropriating any Intellectual Property owned by the Company or its Subsidiaries.

(f) Except as set forth on Schedule 4.10(f), there is no pending Legal Proceeding or, to the Company’s knowledge, threatened claim that the Company or any Subsidiary has, during the three (3) year period prior to the date of this Agreement, infringed, violated or misappropriated, or is infringing, violating or misappropriating any Intellectual Property rights of any third Person and, during such period, the Company and its Subsidiaries have not received a written offer from any third Person proposing to grant a license to the Company or its Subsidiaries to Intellectual Property of such third Person purported to relate to the Company or its Subsidiaries.

(g) Except as set forth on Schedule 4.10(g), there are no Orders, settlement agreements, forbearances to sue, or consent agreements to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, that restricts the Company’s or its Subsidiaries’ rights to use any material Intellectual Property owned by the Company or its Subsidiaries. Except (i) as set forth on Schedule 4.10(g) and (ii) with respect to licenses to use Intellectual Property entered into in the ordinary course of business, to the Company’s knowledge, there are no Orders, settlement agreements, forbearances to sue, or consent agreements to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, that restricts the Company’s or its Subsidiaries’ rights to use any material Intellectual Property used (but not owned) by the Company or its Subsidiaries in the ordinary course of business.

(h) No material Trade Secret or any other confidential, proprietary information material to the business of the Company or its Subsidiaries as currently conducted has been authorized to be disclosed or, to the Company’s knowledge, has been actually disclosed by the Company or any Subsidiary to any third Person other than pursuant to a written nondisclosure agreement restricting the disclosure and use of such Trade Secrets and confidential, proprietary information, and, to the Company’s knowledge, there have been no violations of any such agreements by any third Person. The Company and its Subsidiaries have taken commercially reasonable security measures to protect the confidentiality of the material Trade Secrets of the Company and its Subsidiaries, which measures are commercially reasonable in the industry in which the Company or such Subsidiary operates and include requiring its employees and independent contractors having access to any material Trade Secrets of the Company or its Subsidiaries to execute written nondisclosure agreements.

(i) Except as set forth on Schedule 4.10(i), neither the Company nor any Subsidiary has licensed to any third Person, or otherwise permitted any third Person to use, any source code of any Software developed by or on behalf of the Company or any Subsidiary. Except as set forth on Schedule 4.10(i), as of the date of this Agreement, neither the Company nor any Subsidiary is a party to any source code escrow agreement or other agreement requiring the deposit of source code of any Software developed by or on behalf of the Company or any Subsidiary for the benefit of any third Person and no source code has ever been released to any third Person from any such escrow or deposit.

(j) No Open Source Code has been or is being used or distributed, in whole or in part, in a manner that would require any Software purported to be owned by the Company or any of its Subsidiaries (other than any Open Source Code portions thereof that were obtained from third Persons and any portions thereof which are distributed as source code by the Company or its Subsidiaries in the ordinary course of business) to be licensed, disclosed or distributed without charge or under terms that require disclosure of source code. For purposes of this Agreement, “Open Source Code” means any Software code (including any source code components, applications, plug-ins or libraries) that is distributed as “open source software” or is otherwise distributed publicly or made generally available in source code form under terms that permit modification and redistribution of such Software. Open Source Code includes Software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

4.11 Litigation. Except as set forth on Schedule 4.11, there are no Legal Proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity. Neither the Company nor its Subsidiaries is subject to any outstanding Order. Schedule 4.11 includes a description of any Legal Proceeding that, at any time during the last three (3) years, was pending against the Company or any of its Subsidiaries, other than workers’ compensation claims and unemployment claims.

4.12 Employee Benefit Plans.

(a) Except as listed on Schedule 4.12(a) and other than any Foreign Plan, with respect to employees of the Company or any of its Subsidiaries, neither the Company nor any such Subsidiary sponsors, maintains, contributes to or has any material liability with respect to any (i) “pension plans” (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (the “Pension Plans”), (ii) “welfare plans” (as defined under Section 3(1) of ERISA) (the “Welfare Plans”), or (iii) any deferred or incentive compensation, equity based compensation, severance, change in control, disability, vacation or other paid time off, material fringe or any other material employee benefit plan, program or arrangement (the “Plans”). With respect to the Plans, the Company has made available to Buyer complete and accurate copies of the current Plan documents, any applicable current trust agreement or insurance contract, the most recent summary plan description provided to participants, the most recent determination letter received from the Internal Revenue Service for a Plan intended to be qualified under Section 401(a) of the Code and any material communications provided to or received from any Governmental Body in the past three (3) years.

(b) Each of the Pension Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the Company’s knowledge, no event has occurred since the date of the most recent determination letter that would reasonably be expected to adversely affect the qualified status of such Plan. The Plans comply in form and in operation in all material respects with (i) their written terms and (ii) the requirements of the Code, ERISA, and other applicable Laws. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other Person has engaged in any transaction under which the Company or any of its Subsidiaries would be subject to a material penalty under Section 502 of ERISA or a material tax imposed by Section 4975 of the Code.

(c) With respect to the Plans, all contributions of the Company or any of its Subsidiaries or insurance premiums due on or before the date hereof have been made or properly accrued on or before the date hereof. As of the date hereof, there are no material claims or other Legal Proceedings pending, or to the Company’s knowledge, threatened, with respect to any Plan, other than routine claims for benefits that are being handled in the ordinary course of plan administration.

(d) None of the Plans has been subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code since January 1, 2007, and, except as set forth on Schedule 4.12(d), none of the Plans provides for medical, life insurance or other welfare benefits to retired or former employees of the Company or any Subsidiary (other than as required under Code Section 4980B, or similar state Law and at such individual’s expense and except for insured long-term disability benefit payments other than continued coverage). The Company and each Subsidiary of the Company has never participated in or been a contributing employer in any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) with respect to employees of the Company or its Subsidiaries nor has the Company or any such Subsidiary incurred any withdrawal liability (including on account of being considered a single employer under Section 414 of the Code with any other Person) with respect to any multiemployer plan that remains outstanding.

(e) With respect to each material employee benefit plan or program that is subject to the Laws of a jurisdiction other than the United States and maintained for employees of the Company or any of its Subsidiaries located outside of the United States (each a “Foreign Plan”), the Company and its Subsidiaries have complied in all material respects with the requirements applicable to them under the terms of any Foreign Plan or any applicable Law. Schedule 4.12(e) lists each Foreign Plan other than any employee benefit plan or program that is mandated by the Laws of a jurisdiction other than the United States and is maintained by a Governmental Body.

(f) Except as listed on Schedule 4.12(f), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Company or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee

4.13 Insurance. Schedule 4.13 lists each material insurance policy maintained by the Company and its Subsidiaries. All such insurance policies are in full force and effect, all premiums with respect thereto for all periods up to and including the Effective Time will have been paid, and copies of such policies have been made available to Parent. To the Company’s knowledge, (i) neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any such insurance policies, (ii) there is no threatened termination of, or threatened material premium increase with respect to, any of such policies other than increases in connection with the Company’s and its Subsidiaries’ annual renewal process and (iii) there is no material claim pending regarding the Company or any of its Subsidiaries under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

4.14 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 4.14(a), the Company and each of its Subsidiaries is, and at all times for the last three (3) years has been, in material compliance with all Laws (including CE marking standards) applicable to their respective businesses or operations as presently conducted. During the last three (3) years, neither the Company nor any of its Subsidiaries has received any written notice of or been charged with a material violation of any such Laws.

(b) The Company and its Subsidiaries currently have all material Permits that are required for the operation of their respective businesses as presently conducted. Neither the Company nor any of its Subsidiaries is in material default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material Permit to which it is a party.

(c) None of the Company, any of its Subsidiaries, directors, officers, managers or employees of the Company or any of its Subsidiaries, or, to the knowledge of the Company, agents or other representatives of the Company or any of its Subsidiaries, has directly or indirectly in violation of any Law (including the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act, as amended, and any Laws of similar substance of any other jurisdiction (collectively, the “Anti-Bribery Laws”)) (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, regardless of form, whether in money, property or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company or any of its Subsidiaries for the purposes of taking any of the actions in clause (i) above. The Company and each of its Subsidiaries have at all times for the last six (6) years conducted their respective businesses in compliance in all material respects with the Anti-Bribery Laws (including the recordkeeping provisions of the Anti-Bribery Laws).

4.15 Environmental Compliance and Conditions. Except as set forth on Schedule 4.15:

(a) The Company and its Subsidiaries are in material compliance with all Environmental Laws.

(b) The Company and its Subsidiaries hold and are in material compliance with all Permits required under Environmental Laws to operate at the Leased Real Property and to carry on its businesses as now conducted.

(c) The Company and its Subsidiaries have not received any written notice from any Governmental Body of any actual or alleged material violation of Environmental Laws, or any material liabilities or potential material liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws in each case that remains pending or unresolved.

(d) Neither the Company nor its Subsidiaries have disposed of or released any Hazardous Substance at any Leased Real Property in violation of any Environmental Laws and so as to give rise to any liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws.

(e) The Company and each of its Subsidiaries has delivered to Parent copies of all Phase I and Phase II environmental site assessments of which the Company or any of its Subsidiaries have knowledge related to any of the Leased Real Property that are in the Company’s or its Subsidiaries’ possession.

(f) The representations and warranties in this Section 4.15 are the sole and exclusive representations and warranties of the Company concerning matters arising under Environmental Laws.

4.16 Affiliated Transactions. Except as set forth on Schedule 4.16, no current or former officer, director, controlling stockholder or Affiliate of the Company or, to the Company’s knowledge, any individual in such officer’s, director’s or stockholder’s immediate family is a party to any material agreement, contract, commitment or transaction with the Company or its Subsidiaries (other than any agreement, contract, commitment or transaction (a) which is not substantially less favorable to the Company or the relevant Subsidiary as would be obtained by the Company or the relevant Subsidiary at the time in a comparable arm’s-length transaction with a Person not affiliated with the Company or (b) which relates to such Person’s employment or other position (including as a director or officer) with the Company or its Subsidiaries) or has any interest in any material property used by the Company or its Subsidiaries.

4.17 Employment and Labor Matters.

(a) The Company has made available to Parent a list including all employees of the Company and its Subsidiaries as of October 16, 2013, including for each such employee his or her name, position, location, treatment by the Company as exempt or non-exempt under the Fair Labor Standards Act, current compensation paid or payable, accrued and unused vacation as of October 31, 2013, date of employment, and years of employment recognized for determining eligibility for participation in, and vesting and credited service, under any Plan, as the case may be.

(b) Except as set forth on Schedule 4.17(b):

(i) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other representational relationship with any labor organization.

(ii) Neither the Company nor any of its Subsidiaries has experienced any strike, work stoppage, walkout, or other material labor dispute within the past three (3) years.

(iii) To the Company’s knowledge, there are no current union organizing efforts or representational demands involving employees of the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has received any written notice concerning any prospective termination of employment with respect to the senior management or key supervisory personnel of the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries have in their files properly completed copies of Form I-9 for all employees of the Company and any of its Subsidiaries with respect to whom that form is required under applicable Law, except for any failure to maintain such files or any deficiencies in the completion of such files as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e) Any person performing services for the Company or any of its Subsidiaries who has been classified as an independent contractor, as an employee of some other entity whose services are leased to the Company or any of its Subsidiaries, or as any other non-employee category has been correctly so classified and is in fact not a common law employee of the Company or any of its Subsidiaries, except for any failures to be properly classified as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(f) Within the past three (3) years, neither the Company nor any of its Subsidiaries has implemented any plant closing or layoff of employees that gave rise to any notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable Law in effect at or prior to the Closing.

4.18 Assets; Properties.

(a) Except as set forth on Schedule 4.18(a), the Company owns good and valid title to, or holds pursuant to valid and enforceable leases, all of the personal property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, including all personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens, or acquired after the date thereof (except for assets disposed of by the Company in the ordinary course of business since the Balance Sheet Date). All such personal property is in good condition and repair (ordinary wear and tear expected) in all material respects, is fit for use in the ordinary course of business and is sufficient for the conduct of the business of the Company and its Subsidiaries in the manner in which such business is currently being conducted.

(b) Neither the Company nor its Subsidiaries own any real property. The real property demised by the leases described on Schedule 4.18(b) (the “Leased Real Property”) constitutes all of the real property leased by the Company and its Subsidiaries. Except as set forth on Schedule 4.18(b), the Leased Real Property leases are in full force and effect, and the Company or a Subsidiary of the Company holds a valid and existing leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights Laws. The Company has delivered or made available to Parent copies of each of the leases described on Schedule 4.18(b), and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Parent. Neither the Company nor any of its Subsidiaries is or, to the knowledge of the Company, is alleged to be, in breach of or in default in any material respect under any Leased Real Property lease.

(c) No party to any of the Leased Real Property leases has exercised any termination right with respect thereto. No party to any of the Leased Real Property leases has repudiated any provision thereof and there is no material dispute, material oral agreement or forbearance program in effect with respect to any of the Leased Real Property leases.

4.19 Brokerage. Except as set forth on Schedule 4.19, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Stockholder or the Company.

4.20 Material Customers and Vendors.

(a) Schedule 4.20(a) contains a list of (i) the top twenty (20) customers and (ii) the top ten (10) Governmental Body customers, in each case of the Company and its Subsidiaries on the basis of revenues during the twelve-month period ended September 30, 2013 (collectively, the “Material Customers”). Since December 31, 2012, no Material Customer has cancelled, terminated or materially and adversely modified, or, to the knowledge of the Company, threatened to cancel, terminate or materially and adversely modify (including by materially decreasing the rate or amount of services or products obtained from the Company or its Subsidiaries) its relationship with the Company or any of its Subsidiaries, in each case in writing.

(b) Schedule 4.20(b) contains a list of the top twenty (20) vendors, subcontractors or suppliers of the Company and its Subsidiaries on the basis of amounts paid by the Company and its Subsidiaries for goods or services rendered during the twelve-month period ended September 30, 2013 (the “Material Vendors”). Since December 31, 2012, no Material Vendor has cancelled, terminated or materially and adversely modified, or, to the knowledge of the Company, threatened to cancel, terminate or materially and adversely modify its relationship with the Company or any of its Subsidiaries, in each case in writing.

4.21 Inventory. All inventory of the Company and its Subsidiaries, whether or not reflected in the Latest Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.

4.22 Product Warranty. Each product manufactured, sold, leased or delivered by the Company or any of its Subsidiaries has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent, determined, determinable or otherwise) for replacement or repair thereof or other damages in connection therewith. Schedule 4.22 includes a description of the standard terms and conditions of sale or lease for each of the Company and its Subsidiaries (containing applicable guaranty, warranty and indemnity provisions). No product manufactured, sold, leased, and delivered by the Company or any of its Subsidiaries is subject to any guaranty, warranty or other indemnity that differs in any material respect from the standard terms and conditions of sale or lease set forth in Schedule 4.22.

4.23 Product Liability. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has any material liability (whether absolute, accrued, contingent, determined, determinable or otherwise) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased or delivered by the Company or any of its Subsidiaries.

4.24 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 3.01(j)(i), AS QUALIFIED BY THE ATTACHED DISCLOSURE SCHEDULES, NEITHER THE COMPANY NOR ANY STOCKHOLDER, NOR THE REPRESENTATIVE, MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY AND EACH STOCKHOLDER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE PARENT WILL ACQUIRE THE COMPANY AND ITS SUBSIDIARIES WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS ARTICLE IV OR IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 3.01(j)(i), AS QUALIFIED BY THE ATTACHED DISCLOSURE SCHEDULES.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby represent and warrant to the Stockholders and the Company that:

5.01 Organization and Corporate Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

5.02 Authorization. The Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and the other agreements referred to herein to which either is or will be a party, and to perform their respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, corporate or otherwise, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

5.03 No Violation. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby will not contravene, conflict with or result in any breach of, constitute a default under, or result in a violation of the provisions of Parent’s or Merger Sub’s certificate or articles of incorporation, bylaws (or similar organizational documents), any applicable Law, any rule or regulation of any Governmental Body, any material agreement or instrument, any Permit, or any Order applicable to Parent or Merger Sub, that would materially adversely affect Parent’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.04 Governmental Bodies; Consents. Except for the applicable requirements of the HSR Act, filing of the Certificate of Merger and filing any required reports with the U.S. Securities and Exchange Commission, neither Parent nor Merger Sub is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby that, if not so submitted, would materially adversely affect Parent’s or Merger Sub’s performance of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Body or any other Person is required to be obtained by Parent or Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, which, if not obtained, would materially adversely affect Parent’s or Merger Sub’s performance of this Agreement or the consummation of the transactions contemplated hereby.

5.05 Litigation. There are no Legal Proceedings pending or, to Parent’s knowledge, threatened against Parent or Merger Sub at law or in equity, which would materially adversely affect Parent’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby. Neither Parent nor Merger Sub is subject to any outstanding Order that would materially adversely affect Parent’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or Merger Sub.

5.07 Investment Representation. Parent is acquiring the securities of the Company for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Parent is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). Parent acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the securities of the Company.

Parent acknowledges that the securities of the Company have not been registered under the Securities Act or any securities Laws and that the securities of the Company may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the securities of the Company are registered under any applicable securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable securities Laws.

5.08 Available Financing. As of the execution of this Agreement, Parent and Merger Sub have, and as of the Closing, Parent and Merger Sub will have, sufficient and unrestricted cash on hand or otherwise readily available to pay all obligations of Parent and Merger Sub hereunder, including (i) the Merger Consideration and any amounts which, by the terms of this Agreement, will reduce the Base Consideration, including amounts that will be owed on account of the repayment of Indebtedness set forth on Schedule 2.01(c), the Transaction Expenses, the Class A Merger Consideration and the Class B Unvested Merger Consideration and (ii) all of the out-of-pocket costs of Parent and Merger Sub arising from the consummation of the Merger. In no event will the receipt by, or the availability of any funds or financing to Parent or any of its Affiliates or any other financing be a condition to Parent’s or Merger Sub’s obligation to consummate the Merger and the other transactions contemplated hereby.

5.09 Purpose. Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Prior to the date hereof, Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. Merger Sub is a wholly owned Subsidiary of Parent.

ARTICLE VI

COVENANTS OF THE COMPANY

6.01 Conduct of the Business.

(a) From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 9.01, except as otherwise provided for by this Agreement (including the Disclosure Schedules) or consented to in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned), the Company will use its commercially reasonable efforts to (i) conduct its business and the businesses of its Subsidiaries in the ordinary course of business and (ii) preserve intact their current business organizations, keep available the services of their current officers and employees, and maintain their relations and goodwill with material suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with the Company and each of its Subsidiaries, respectively; provided that, this Section 6.01 notwithstanding, the Company and its Subsidiaries may use all available cash to repay any Indebtedness or pay any Transaction Expenses, in each case prior to the Closing. For the avoidance of doubt, nothing in this Agreement shall limit the ability of the Company and the Company’s board of directors to accelerate the vesting of any Unvested Class B Common Share prior to the Closing Date.

(b) From the date hereof until the Closing Date, except as otherwise provided for by this Agreement or consented to in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned), the Company will not, and will not permit any of its Subsidiaries to, take any action which, if taken after the date of the Latest Balance Sheet and prior to the date of this Agreement, would be required to be disclosed on Schedule 4.07.

6.02 Access to Books and Records. From the date hereof until the Closing Date, the Company will provide Parent and its authorized representatives (“Parent’s Representatives”) with (a) access during normal business hours and upon reasonable notice to the offices, properties, books and records, officers and, as expressly approved by the Designated Contacts, such other personnel of the Company and its Subsidiaries in order for Parent to have the opportunity to make such investigation as it reasonably desires to make of the affairs of the Company and its Subsidiaries; provided that (i) such access does not unreasonably interfere with the normal operations of the Company and its Subsidiaries, (ii) such access occurs in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and (iii) all requests for such access will be directed to Douglas Smith, Jenny Kray or such other Person as the Company or the Representative may designate in writing from time to time (the “Designated Contacts”), (b) within fifteen (15) days after the end of each calendar month after the date hereof, a copy of the unaudited monthly consolidated financial statements and (c) a copy of all material operating and financial reports delivered by the Company or its Subsidiaries to the board of directors (or equivalent governing body) of the Company and its Subsidiaries during such period and any other written reports or written materials prepared by the Company or its Subsidiaries in the ordinary course of business and reasonably requested by Parent or Parent’s Representatives. Notwithstanding anything to the contrary in this Agreement, neither the Company nor its Subsidiaries will be required to disclose any information to Parent or Parent’s Representatives if such disclosure would be reasonably likely to (x) jeopardize any attorney client or other legal privilege (subject to the common interest doctrine) or (y) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date hereof. The Company does not make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.02, and Parent may not rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Article IV. Other than the Designated Contacts, Parent is not authorized to and will not (and will cause Parent’s Representatives not to) contact (i) any officer, director, employee of the Company or any of its Subsidiaries prior to the Effective Time or (ii) any customer, supplier, lessor, lender or other material business relation of the Company or any of its Subsidiaries prior to the Effective Time regarding matters related to the Company, its Subsidiaries or the transactions contemplated by this Agreement, in each case without the prior written consent of the Company or the Representative. The information provided pursuant to this Section 6.02 will be governed by all the terms and conditions of the Confidentiality Agreement, dated September 20, 2013, by and between the Company and Parent (the “Confidentiality Agreement”). Parent acknowledges that it remains bound by the Confidentiality Agreement. Additionally, if this Agreement is terminated pursuant to Section 9.01, the Confidentiality Agreement will survive the termination of this Agreement for a period of two (2) years following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement term will be automatically amended to be extended for such two (2) year period).

6.03 Regulatory Filings.

(a) The Company will, within five (5) Business Days after the date hereof, make or cause to be made all filings and submissions under any anti-trust, competition and similar legislation or regulations, including the HSR Act, applicable to the Company and its Subsidiaries for the consummation of the transactions contemplated herein. Subject to applicable Laws relating to the exchange of information, Parent will have the right to consult with the Company regarding any filings or supplemental filings made by the Company in accordance with this Section 6.03. In exercising the foregoing right, Parent will act reasonably and as promptly as practicable. The Company will use its commercially reasonable efforts to cause the filings under the HSR Act to be considered for grant of “early termination.”

(b) The Company will comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Bodies, in connection with the filings under Section 6.03(a).

(c) The Company will keep Parent apprised of the status of all filings and submissions referred to in Section 6.03(a), including promptly furnishing Parent with copies of notices or other communications received by the Company in connection therewith. The Company will not permit any of its representatives to participate in any meeting with any Governmental Body in respect of such filings and submissions unless it consults with Parent in advance and, to the extent permitted by such Governmental Body, gives Parent the opportunity to attend and participate thereat.

6.04 Conditions. The Company will use commercially reasonable efforts to cause the conditions set forth in Section 3.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction or waiver of the conditions set forth in Article III hereof (other than those to be satisfied at the Closing).

6.05 Exclusive Dealing. During the period from the date the Requisite Stockholder Approval is obtained through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, the Company and its Subsidiaries will not, and the Company will instruct its agents and representatives not to, solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any third party (other than Parent, Merger Sub, Parent’s Representatives and the Stockholders) concerning any purchase of the Company Shares or any merger, sale of all or substantially all of the assets of the Company and its Subsidiaries or similar transactions involving the Company (other than assets sold in the ordinary course of business).

6.06 Notification. From the date hereof until the Closing Date, the Company shall, within two (2) Business Days of the date on which any of the persons included in the definition of “knowledge” have gained actual knowledge of any such fact, circumstance, event or action, in each case that has arisen after the date hereof, disclose to Parent in writing (a) any fact, circumstance, event or action, the existence, occurrence or taking of which (i) has had a Material Adverse Effect, (ii) has resulted in, or would reasonably be expected to result in any material variance from the representations and warranties contained in Article IV, or (iii) constitutes, or would reasonably be expected to constitute, a breach of the covenants in this Agreement made by the Company; (b) of the receipt of any written notice or other written communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and (c) any Legal Proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company that would reasonably be expected to have the effect of prohibiting to the consummation of the transactions contemplated by this Agreement. Such disclosures will amend and supplement the appropriate Disclosure Schedules delivered on the date hereof solely for purposes of the conditions to closing set forth in Section 3.01(a) and Section 3.01(b) and Parent’s ability to terminate this Agreement pursuant to Section 9.01(b) below. The delivery of any such updated Disclosure Schedules will not be deemed to limit Parent’s ability to make a claim for indemnification against the Company or any other Person.

6.07 Requisite Stockholder Approval. The Company shall use its reasonable best efforts to secure and deliver a copy of the Requisite Stockholder Approval to Parent within one (1) Business Day after the date hereof. The Company shall provide notice, in accordance with Section 228 and Section 262 of the DGCL, within five (5) Business Days of the date hereof, to any Stockholders entitled to receive notice of the Merger and their rights to demand appraisal under Section 262 of the DGCL. Parent will have a reasonable amount of time to review and comment on such notice prior to its distribution.

ARTICLE VII

COVENANTS OF PARENT

7.01 Access to Books and Records. From and after the Closing, Parent will, and will cause the Surviving Corporation to, provide the Representative and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours and upon reasonable notice, to the books and records of the Company and its Subsidiaries with respect to periods or occurrences prior to or ending on the Closing Date in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by the Representative, Parent will not, and will not permit the Surviving Corporation to, destroy, alter or otherwise dispose of any of the books and records of the Surviving Corporation or its Subsidiaries for any period prior to the Closing Date, except in accordance with Parent’s or the Surviving Corporation’s general record-retention policy.

7.02 Director and Officer Liability and Indemnification.

(a) For a period of six (6) years after the Closing, Parent will not, and will not permit the Surviving Corporation or any of its Subsidiaries to, amend, repeal or otherwise modify any provision in the Company’s or any of its Subsidiaries’ certificate of incorporation or bylaws (or equivalent governing document) relating to the exculpation or indemnification of any officers and/or directors (unless required by Law), it being the intent of the parties that the officers and directors of the Company and its Subsidiaries (the “D&O Indemnitees”) will continue to be entitled to such exculpation and indemnification to the full extent of the Law.

(b) At the Closing, Parent will cause the Company to obtain and maintain irrevocable “tail” insurance policies (the “D&O Tail Policies”) naming the D&O Indemnitees as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. Parent, on the one hand, and the Company, on the other hand, will bear equally the fees and expenses of purchasing the D&O Tail Policies. Parent will not, and will cause the Surviving Corporation not to, cancel or change such insurance policies in any respect.

(c) In the event that all or substantially all of the assets of the Surviving Corporation are sold, whether in one transaction or a series of transactions, then Parent and the Surviving Corporation will, and in each such case, ensure that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.02. The provisions of this Section 7.02 will apply to all of the successors and assigns of the Surviving Corporation.

(d) The obligations of Parent, the Surviving Corporation and their Subsidiaries under this Section 7.02 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 7.02 applies without the consent of such affected Person.

7.03 Employee Matters. Parent will or will cause the Surviving Corporation to provide employees of the Company and its Subsidiaries as of the Closing Date (“Company Employees”) with base cash compensation, cash bonus opportunities, and benefits (other than equity-based programs) substantially comparable in the aggregate to those in effect immediately prior to the Closing Date for a period of at least twelve (12) months following the Closing Date. Parent further agrees that, from and after the Closing Date, Parent will, or will cause the Surviving Corporation to, grant all Company Employees credit for any service with the Company or any of its Subsidiaries earned prior to the Closing Date for eligibility and vesting purposes and for determining the amount of any vacation or severance benefits under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent or the Surviving Corporation on or after the Closing Date (the “New Plans”). In addition, Parent will or will cause the Surviving Corporation to (i) waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any similar Plan as of the Closing Date, and (ii) take into account for the plan year that includes the Closing Date any covered expenses incurred on or before the Closing Date by any Company Employee (or covered dependent thereof) for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan. Parent and the Surviving Corporation will be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9.

7.04 Regulatory Filings.

(a) Parent will, within five (5) Business Days after the date hereof, make or cause to be made all filings and submissions under any anti-trust, competition and similar legislation or regulations, including the HSR Act, applicable to Parent and its Affiliates for the consummation of the transactions contemplated herein. Subject to applicable Laws relating to the exchange of information, the Company will have the right to consult with Parent regarding any such filings or any supplemental filings. In exercising the foregoing right, the Company will act reasonably and as promptly as practicable. Parent, on the one hand, and the Company, on the other hand, will bear equally all fees associated with all filings and submissions referred to in Section 6.03 and this Section 7.04(a). Parent will use its commercially reasonable efforts to cause the filings under the HSR Act to be considered for grant of “early termination.”

(b) Parent will comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Bodies, in connection with the filings under Section 7.04(a). Parent shall (a) make or cause to be made all filings and submissions under any Laws applicable to Parent required for the consummation of the transactions contemplated herein, (b) coordinate and cooperate with the Company in exchanging such information and providing such assistance as the Company may reasonably request in connection with all of the foregoing, (c) (i) supply promptly any additional information and documentary material that may be requested in connection with such filings, (ii) make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith, and (iii) take all actions necessary to obtain all required clearances, and (d) respond as promptly as reasonably practicable to any inquiries or requests received from any Governmental Body for additional information or documentation. Notwithstanding the foregoing, nothing in this Section 7.04 or otherwise in this Agreement shall obligate, or be construed to obligate, Parent (i) to dispose, transfer or hold separate, or cause any of its Affiliates to dispose, transfer or hold separate any assets or operations, or to commit or to cause the Surviving Corporation or any of its Subsidiaries to dispose of any assets; (ii) to discontinue or cause any of its Affiliates to discontinue offering any product or service, or to commit to cause the Surviving Corporation or any of its Subsidiaries to discontinue offering any product or service; or (iii) to make or cause any of its Affiliates to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of the Company or any of its Subsidiaries, and the Company shall not agree, commit or consent to any of such restrictions with respect to itself or any its Subsidiaries, or permit any of its Affiliates or Subsidiaries to do so, in each case without the prior written consent of Parent.

(c) Parent will keep the Company apprised of the status of all filings and submissions referred to in Section 7.04(a), including promptly furnishing the Company with copies of notices or other communications received by Parent in connection therewith. Parent will not permit any of Parent’s Representatives to participate in any meeting with any Governmental Body in respect of such filings and submissions unless it consults with the Company in advance and, to the extent permitted by such Governmental Body, gives the Company the opportunity to attend and participate thereat.

7.05 Conditions. Parent will use all commercially reasonable efforts to cause the conditions set forth in Section 3.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction or waiver of the conditions set forth in Article III (other than those to be satisfied at the Closing).

ARTICLE VIII

INDEMNIFICATION

8.01 Survival. The representations and warranties contained in Article IV, Article V and those contained in the certificates delivered under Section 3.01(j)(i) and Section 3.02(e)(i) and the Letters of Transmittal will survive the Closing and will terminate on the date that is twelve (12) months after the Closing Date; provided that the Fundamental Representations will survive the Closing and will terminate on the date of the expiration of the applicable statute(s) of limitations. The covenants and agreements contained in this Agreement shall remain in full force and effect for a period of thirty (30) days following the date on which the performance of such covenant or agreement is required to be completed; provided that the covenants and agreements which require performance prior to the Closing shall expire on the date that is twelve (12) months after the Closing Date; and provided further that, subject to the treatment of pending claims under Section 8.04, the Stockholders’ obligations under Section 8.02(a) (other than with respect to the Holdback Exceptions) shall expire on the Second Holdback Release Date and their obligations under Section 8.02(a) with respect to the Holdback Exceptions shall terminate on the date of the expiration of the applicable statute of limitations. No claim for indemnification hereunder for breach of any such representations, warranties, covenants or agreements may be made after the expiration of such applicable survival period.

8.02 Indemnification for the Benefit of Parent Indemnified Parties.

(a) From and after the Closing (but subject to the terms and conditions of this Article VIII), the Stockholders will, severally in accordance with their Common Percentage and not jointly and severally, indemnify and hold harmless Parent and Parent’s Affiliates, including the Surviving Corporation, and their respective officers, directors, employees, agents, Affiliates, successors and permitted assigns (collectively, the “Parent Indemnified Parties”) in respect of any loss, cost, liability, damage, claim, award, fine, penalty or expenses (including reasonable legal fees), interest, judgments or settlements (hereinafter individually a “Loss” and collectively “Losses”) suffered or incurred by any such Parent Indemnified Party to the extent such Loss directly or indirectly results or arises from (i) any breach or inaccuracy of any representation or warranty set forth in Article IV or in any certificate delivered by the Company or the Representative hereunder, (ii) any breach of any covenant or agreement of the Company or the Representative, (iii) any Taxes imposed on the Company or any of its Subsidiaries with respect to a Pre-Closing Tax Period, (iv) any Dissenting Shares, (v) any Indebtedness or Transaction Expenses not included in the calculation of Closing Residual Cash Compensation under Section 1.02 or the Final Adjustment Amount under Section 1.09, or (vi) any claim or action by Persons who are or were holders of the securities of the Company, in their capacities as such, arising out of facts or circumstances existing on or prior to the Closing (including claims or actions arising out of the authorization, execution and delivery of this Agreement, the performance by the Company of its obligations hereunder, consummation of the transactions contemplated hereby, allocation of the Merger Consideration or the vesting of Class B Common Shares). From and after the Closing (but subject to the terms and conditions of this Article VIII), each Stockholder will, severally and not jointly and severally, indemnify and hold harmless the Parent Indemnified Parties in respect of any Loss suffered or incurred by any such Parent Indemnified Party to the extent such Loss directly or indirectly results or arises from (i) any breach or inaccuracy of any representation or warranty set forth in any Letter of Transmittal delivered by such Stockholder or (ii) any breach of any covenant or agreement set forth in any Letter of Transmittal delivered by such Stockholder, and, for the avoidance of doubt, no other Stockholder will be liable to the Parent Indemnified Parties in connection therewith.

(b) Notwithstanding anything to the contrary set forth in this Agreement:

(i) no Parent Indemnified Party will be entitled to any indemnification under Section 8.02(a)(i) for a Loss of less than $25,000 with respect to any individual item or related items of Loss (“Minor Claim”);

(ii) no Parent Indemnified Party will be entitled to any indemnification under Section 8.02(a)(i) unless the aggregate of all Losses (excluding Minor Claims) relating to indemnification claims exceed on an aggregate basis an amount equal to $1,000,000 (the “Threshold”), and then only to the extent such Losses exceed the Threshold; provided, that the Threshold shall not apply to Losses directly or indirectly resulting or arising from any Holdback Exceptions; and

(iii) any indemnification under this Section 8.02 for Losses in respect of Taxes (other than with respect to the representations and warranties in Section 4.08(e) and the second sentence of Section 4.08(f)) shall be limited to such Losses incurred with respect to a Pre-Closing Tax Period (for the avoidance of doubt, the foregoing shall not limit recovery for Losses in respect of Taxes incurred with respect to a Pre-Closing Tax Period regardless of when liability for such Taxes is first asserted).

(c) The Holdback Funds remaining from time to time will be the Parent Indemnified Parties’ primary and first, but not exclusive, source of recovery for any amount owing to the Parent Indemnified Parties hereunder; provided that:

(i) the Parent Indemnified Parties may not recover an aggregate amount greater than $20,000,000 on account of all Losses under this Agreement (other than Losses with respect to Holdback Exceptions); and

(ii) the Parent Indemnified Parties may not recover an aggregate amount greater than the Base Consideration on account of all Losses arising from this Agreement (other than on account of fraud or willful misconduct, which are not so limited); and

provided further that, with respect to any Losses arising from a breach of any representation, warranty, covenant or agreement set forth in any Letter of Transmittal delivered by a Stockholder, the Parent Indemnified Parties may only deduct from the Holdback Funds an amount equal to the applicable Stockholder’s Common Percentage of the then remaining balance of the Holdback Funds (which limitation shall not limit the Parent Indemnified Parties’ other remedies against such Stockholder). None of the Representative, any Stockholder or any of their respective Affiliates shall have any obligation to replenish or otherwise fund the Holdback Amount. No Parent Indemnified Party may avoid the limitations on liability set forth in this Section 8.02(c) by seeking damages for breach of contract, tort or pursuant to any other theory of liability, including any arising pursuant to Environmental Laws.

(d) The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on Parent Indemnified Parties’ remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Stockholders hereunder.

(e) For purposes of determining the amount of a Loss under Section 8.02(a) resulting from a breach of any representation or warranty contained in this Agreement (but not, for the avoidance of doubt, for purposes of determining whether there has been a breach or inaccuracy), references therein to materiality, Material Adverse Effect and similar qualifiers will be deemed omitted therefrom.

(f) All payments made pursuant to this Section 8.02 will be treated by the parties as an adjustment to the proceeds received by the Stockholders pursuant to Article II.

8.03 Indemnification for the Benefit of Seller Indemnified Parties.

(a) From and after the Closing (but subject to the terms and conditions of this Article VIII), Parent will indemnify and hold harmless the Stockholders and the Representative and their respective officers, directors, partners, members, employees, agents, Affiliates, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) against any Losses suffered or incurred by any such Seller Indemnified Party to the extent such Loss directly or indirectly results or arises from (a) a breach or inaccuracy of any representation or warranty of Parent set forth in Article V of this Agreement, or (b) any breach of any covenant of Parent contained in this Agreement. All payments under this Section 8.03(a) will be treated by the parties as an adjustment to the proceeds received by the Stockholders pursuant to Article II.

(b) Any indemnification payments pursuant to this Section 8.03 will be effected by wire transfer of immediately available funds to an account(s) designated by the Representative within ten (10) days after the determination thereof. The indemnification amount paid to each Stockholder will be pro rata based upon such Stockholder’s Common Percentage.

8.04 Termination of Indemnification. The obligations to indemnify and hold harmless a party in respect of a breach of representation or warranty, covenant or agreement will terminate on the applicable survival termination date (as set forth in Section 8.01), unless, with respect to a representation, warranty, covenant or agreement that terminates following the Closing Date, an Indemnitee has incurred a Loss prior to such applicable survival termination date and made a claim for indemnification under Section 8.02 or Section 8.03, subject to the terms and conditions of this Article VIII (including application of Alternative Arrangements as required by Section 8.06(a)), prior to such termination date, as applicable, including by delivering a written notice (stating in reasonable detail the nature of and factual basis for the indemnification claim, the amount thereof (if known and quantifiable, or if not known, a good faith and reasonable estimate thereof) and the provisions of this Agreement upon which such claim for indemnification is made) to the Indemnitor. If an Indemnitee has made a claim for indemnification under Section 8.02 or Section 8.03 prior to such termination date, then such claim (and only such claim and only the amounts then unpaid or in dispute with respect to such claim) for such Loss incurred (after giving effect to any reductions for Alternative Arrangements pursuant to Section 8.06(a)), if then unresolved, will not be extinguished by the passage of the deadlines set forth in Section 8.01.

8.05 Defense of Third Party Claims. Any Person making a claim for indemnification under Section 8.02 or Section 8.03 (an “Indemnitee”) will notify the indemnifying party (an “Indemnitor”) and the Representative (on behalf of the Stockholders), if applicable, of the claim in writing promptly after receiving written notice of any Legal Proceeding, investigation or other claim against it by a third party (a “Third Party Claim”) or becoming aware of the facts giving rise to a Third Party Claim (provided that the failure to so notify shall not relieve the Indemnitor of its obligations hereunder, except to the extent (and only to the extent) that such Indemnitor is actually prejudiced thereby), stating in reasonable detail the nature of and factual basis for the Third Party Claim, the amount thereof (if known and quantifiable, or if not known, a good faith and reasonable estimate thereof) and the provisions of this Agreement upon which such claim for indemnification is made. Any Indemnitor will be entitled to participate in the defense of such Third Party Claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option will be entitled to assume and control the defense thereof by appointing a reputable counsel to be the lead counsel in connection with such defense. Notwithstanding the foregoing, the Indemnitor will not be entitled to assume and control the defense of any Third Party Claim: (i) consisting of a criminal or quasi-criminal Legal Proceeding, investigation or other claim, (ii) primarily seeking an injunction or other equitable relief against the Indemnitee or (iii) taking into account all other pending claims for indemnification and the provisions of this Article VIII, the Losses with respect to such Third Party Claim in the event of an adverse determination would reasonably be expected to exceed the then remaining Holdback Funds. The Indemnitee will be entitled to participate in the defense of any Third Party Claim, and to employ counsel of its choice for such purpose, for which the Indemnitor has exercised its option to assume and control the defense, provided that the fees and expenses of such separate counsel will be borne by the Indemnitee unless (A) there are legal defenses available to an Indemnitee that are different from or additional to those available to the Indemnitor, (B) there exists a conflict of interest between the Indemnitor and the Indemnitee or (C) the Indemnitor has failed to diligently pursue the defense and employ counsel. If the Indemnitor will control the defense of any such claim then the Indemnitor will be entitled to settle such claim; provided that the Indemnitor will obtain the prior written consent of the Indemnitee (which consent will not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a Third Party Claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, except for payments that would be required to be paid by Parent representing the Threshold. Whether or not the Representative has assumed the defense of a claim hereunder, the Parent Indemnified Parties will obtain the prior written consent of the Representative before entering into any settlement of a Third Party Claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Parent Indemnified Parties or if such settlement does not expressly and unconditionally release the Parent Indemnified Parties from all liabilities and obligations with respect to such claim, except for payments that would be required to be paid by Parent representing the Threshold. If the Indemnitor chooses to defend any Third Party Claim, the Indemnitee and its Affiliates, and their respective officers, directors, employees, agents and representatives, will cooperate in good faith in the defense or prosecution of such Third Party Claim. Such cooperation will include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information which are reasonably relevant to such Third Party Claim, and making employees and other representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Representative (on behalf of the Stockholders) will act on behalf of all Indemnitors in the case of all Third Party Claims with respect to which a Parent Indemnified Party is seeking indemnification under Section 8.02 (with each Stockholder responsible for its portion of Representative’s costs and expenses in undertaking such representation (determined on a pro rata basis according to each such Person’s Common Percentage)); provided that the fees and expenses of the Representative will be reimbursed from any Holdback Funds ultimately paid to the Stockholders. Notwithstanding anything in this Agreement to the contrary, the Representative shall have the right to assume and control the defense of all Third Party Claims with respect to Dissenting Shares and shall have the right to settle any such Third Party Claims with respect to Dissenting Shares in its sole discretion without any consent of the Parent Indemnified Parties, so long as there are sufficient Holdback Funds then remaining to cover all such Losses.

8.06 Determination of Loss Amount.

(a) The amount of any Loss subject to indemnification under Section 8.02 or Section 8.03 will be calculated net of (i) the value of any reduction in Tax liability as a deduction, refund, credit or otherwise actually realized in the taxable year the Loss occurred or any prior taxable year, as determined by Parent in its reasonable discretion, and (ii) any amounts actually recovered by any Indemnitee or any of such Indemnitee’s Affiliates under or pursuant to any insurance policy or title insurance policy pursuant to which or under which such Indemnitee or such Indemnitee’s Affiliates is a party or has rights, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks (collectively, “Alternative Arrangements”). In the event that a recovery is made under an Alternative Arrangement by any Parent Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery will be made promptly to the Representative (on behalf of, and to be paid to, the Stockholders). The Parent Indemnified Parties will use commercially reasonable efforts to recover any Losses under any Alternative Arrangements, including promptly making claims thereunder.

(b) In no event will any Indemnitee be entitled to recover or make a claim for any amounts in respect of consequential, incidental or indirect damages, lost profits, diminution in value or punitive damages and, in particular, no “multiple of profits” or “multiple of cash flow” or other valuation methodology will be used in calculating the amount of any Losses, unless, in any such case, such amounts are reasonably foreseeable or are paid to a third party. In addition, in no event will any Parent Indemnified Parties be entitled to recover for any Losses arising out of or relating to a Third Party Claim that are not paid to a third party (e.g., general and administrative time or other overhead expenses). The Parent Indemnified Parties will not be entitled to any indemnification under this Article VIII to the extent such matter was taken into account in determining the Closing Residual Cash Consideration or Final Adjustment Amount.

8.07 Acknowledgment of Parent. Each of Parent and Merger Sub acknowledges that it has conducted an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries in making its determination to proceed with the transactions contemplated by this Agreement, and Parent and Merger Sub have relied on the results of their own independent investigation and the representations and warranties of the Company expressly and specifically set forth in Article IV, as qualified by the Disclosure Schedules, and the representations and warranties of the Stockholders in the Letters of Transmittal. In connection with Parent’s investigation of the Company and its Subsidiaries, Parent has received or may receive from the Company and its Subsidiaries certain projections, forward looking statements, other forecasts, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries, and certain business plan information. Parent acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent is familiar with such uncertainties and that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans). Accordingly, Parent hereby acknowledges that none of the Company, its Subsidiaries or the Stockholders, nor any member, officer, director, employee or agent of any of the foregoing, whether in an individual, corporate or any other capacity, is making any representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans), and Parent is not relying on, such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

8.08 Distributions of Holdback Funds.

(a) Within five (5) Business Days following the date that is six (6) months after the Closing Date (the “First Holdback Release Date”), Parent will deliver to each Stockholder his, her or its respective portion (according to his, her or its Common Percentage and pursuant to the payment instructions set forth in such Stockholder’s Letter of Transmittal) of, or at the direction of the Representative will deliver to the Paying Agent, the amount, if any, equal to (i) $10,000,000 minus (ii) the amount of the Holdback Funds necessary to satisfy any then unsatisfied, unresolved or contested claim(s) for Losses specified in any notice delivered pursuant to Article VIII before the First Holdback Release Date (not to exceed the amount then unpaid or disputed), minus (iii) Losses suffered by any Parent Indemnified Party that are finally determined and paid before or as of the First Holdback Release Date, minus (iv) the amount of any deduction from the Holdback Funds under Section 1.09(c)(ii), and minus (v) the Holdback Funds necessary to pay any then outstanding and unpaid Representative expenses for which Representative has submitted a request under Section 12.20.

(b) Within five (5) Business Days following the date that is twelve (12) months after the Closing Date (the “Second Holdback Release Date”), Parent will deliver to each Stockholder his, her or its respective portion (according to his, her or its Common Percentage and pursuant to the payment instructions set forth in such Stockholder’s Letter of Transmittal) of, or at the direction of the Representative will deliver to the Paying Agent, the amount, if any, equal to (i) the then remaining balance of the Holdback Funds minus (ii) the amount of the Holdback Funds necessary to satisfy any then unsatisfied, unresolved or contested claim(s) for Losses specified in any notice delivered pursuant to Article VIII before the Second Holdback Release Date (not to exceed the amount then unpaid or disputed) and minus (iii) the Holdback Funds necessary to pay any then outstanding and unpaid Representative expenses for which Representative has submitted a request under Section 12.20.

(c) As soon as any unpaid or disputed amounts of each claim described in Section 8.08(a)(ii) or Section 8.08(b)(ii) have been finally resolved and satisfied, Parent will deliver to each Stockholder his, her or its respective portion (according to his, her or its Common Percentage and the payment instructions set forth in such Stockholder’s Letter of Transmittal) of, or at the direction of the Representative will deliver to the Paying Agent, an amount equal to:

(i) If such release occurs prior to the Second Holdback Release Date, (1) the aggregate amount originally withheld for all claims under Section 8.08(a)(ii), minus (2) the amount of finally determined Losses of the Parent Indemnified Parties with respect to the resolved claim, minus (3) the amount of any other unsatisfied, unresolved or contested claim(s) for Losses under Section 8.08(a)(ii), minus (4) the amount by which any Holdback Funds necessary to satisfy unsatisfied, unresolved or contested claim(s) for Losses specified in any notice delivered pursuant to Article VIII after the First Holdback Release Date exceeds $10,000,000; provided that the aggregate amount released by Parent to the Stockholders under this Section 8.08(c)(i), plus the amounts described in Section 8.08(a)(iii) – (v) will not exceed $10,000,000.

(ii) If such release occurs after the Second Holdback Release Date, (1) the then remaining Holdback Funds minus (2) the amount of finally determined Losses of the Parent Indemnified Parties with respect thereto and minus (3) the amount of Holdback Funds necessary to satisfy any other unsatisfied, unresolved or contested claim(s) for Losses subject to the Holdback Funds.

(d) To the extent sufficient Holdback Funds exist after the Second Holdback Release Date and final resolution of the Parent Indemnified Parties’ claims under this Article VIII, Parent will remit directly to the Representative the amount of any expenses for which the Representative has submitted a request pursuant to Section 8.08(a)(v) or Section 8.08(b)(iii) and Parent shall not have any liability to any Stockholder with respect thereto.

ARTICLE IX

TERMINATION

9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Parent and the Representative (on behalf of the Stockholders and the Company);

(b) by Parent, if there has been a material violation or breach by the Company or its Subsidiaries of any covenant, representation or warranty contained in this Agreement that would prevent the satisfaction of any condition to the obligations of Parent at the Closing and such violation or breach has not been waived by Parent or cured by the Company within ten (10) Business Days after receipt by the Representative of written notice thereof from Parent;

(c) by the Representative (on behalf of the Stockholders and the Company), if there has been a material violation or breach by Parent or Merger Sub of any covenant, representation or warranty contained in this Agreement that would prevent the satisfaction of any condition to the obligations of the Company at the Closing and such violation or breach has not been waived by the Representative or cured by Parent within ten (10) Business Days after receipt by Parent of written notice thereof by the Representative; provided that neither a breach by Parent of Section 5.08 hereof nor the failure to deliver the Merger Consideration at the Closing as required hereunder will be subject to cure hereunder unless otherwise agreed to in writing by the Representative;

(d) by Parent, if the transactions contemplated hereby have not been consummated on or before April 7, 2014; provided that Parent will not be entitled to terminate this Agreement pursuant to this Section 9.01(d) if Parent’s knowing and willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

(e) by the Representative, if the transactions contemplated hereby have not been consummated on or before April 7, 2014; provided that the Representative will not be entitled to terminate this Agreement pursuant to this Section 9.01(e) if the Company’s knowing and willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

(f) by either Parent or the Representative, if any Governmental Body has issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order or other action has become final and nonappealable or a Law shall be in effect that makes consummation of the Merger illegal or otherwise prohibits or prevents consummation of the Merger;

(g) by Parent, if the Company fails to deliver a copy of the Requisite Stockholder Approval to Parent within one (1) Business Day after the date hereof; or

(h) by Parent, if, since the date of this Agreement, there shall have occurred a Material Adverse Effect.

Any termination pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall be effected by written notice from the terminating party to the other parties.

9.02 Effect of Termination. In the event this Agreement is terminated by either Parent or the Representative as provided above, the provisions of this Agreement will immediately become void and of no further force and effect (other than this Section 9.02 and

Article XII hereof which will survive the termination of this Agreement, and other than the last sentence of Section 6.02 above which will survive the termination of this Agreement in accordance with its terms), and there will be no liability on the part of any of Parent, Merger Sub, the Company or the Stockholders to one another, except, in the case of Company and Parent, for knowing and willful breaches of this Agreement prior to the time of such termination. Assuming all of the conditions set forth in Section 3.01 have been satisfied, a breach by Parent of Section 5.08 hereof or the failure to deliver the Merger Consideration at the Closing will be considered a knowing and willful breach of this Agreement.

ARTICLE X

ADDITIONAL COVENANTS

10.01 Tax Matters.

(a) Responsibility for Filing Tax Returns.

(i) Parent will prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company and its Subsidiaries that have not been filed as of the Closing Date. Parent will timely pay or cause to be timely paid any amount shown as due on such Tax Returns. All such Tax Returns that are with respect to Pre-Closing Tax Periods will be prepared in a manner that is consistent with the past custom and practice of the Company and its Subsidiaries, except as otherwise required by applicable Law. Neither the Company nor any of its Subsidiaries will waive any carryback of any net operating loss, capital loss or credit on any such Tax Return. At least 30 days prior to the date on which each Tax Return with respect to any Pre-Closing Tax Period is due, Parent will submit such Tax Return to the Representative to provide the Representative with an opportunity to comment on and approve such Tax Returns (which approval will not be unreasonably withheld, conditioned or delayed). Parent will make any changes reasonably requested by the Representative in time for the Tax Return to be timely filed.

(ii) With respect to the preparation of Tax Returns, Parent and the Representative agree that all Transaction Tax Deductions will be treated as properly allocable to the Pre-Closing Tax Period. Parent will include all Transaction Tax Deductions as deductions in the Tax Returns of the Company or its Subsidiaries for the Pre-Closing Tax Period that ends on the Closing Date and will request a refund (rather than a credit against future Taxes) with respect to any overpayment for any Pre-Closing Tax Period. For the portion of the day of the Closing after the time of Closing, other than the transactions expressly contemplated hereby, Parent will cause the Company and each of its Subsidiaries to carry on its business only in the ordinary course in the same manner as heretofore conducted. Parent, the Company and the Subsidiaries will not take any action, or permit any action to be taken, that may prevent the Tax year of the Company and its Subsidiaries from ending for all relevant Tax purposes at the end of the day on which the Closing occurs and will, to the extent permitted by applicable Law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company and the Subsidiaries.

(iii) To the extent the Transaction Tax Deductions are not fully utilized in the Pre-Closing Tax Period, the Representative, Parent and the Company consent and agree that the Company and each Subsidiary, as appropriate, will elect to carry back any item of loss, deduction, or credit from any Transaction Tax Deductions to prior taxable years to the fullest extent permitted by Law (using any available short form or accelerated procedures and filing amended Tax Returns to the extent necessary), and Parent, the Company and/or the Subsidiaries will prepare and file, or cause to be prepared and filed, as soon as practicable following the Closing Date, any claim for refund resulting from such carry back as part of the preparation and filing of the Tax Returns described in Section 10.01(a)(i) (and the Representative will have the review, comment and approval rights described in the last sentence of Section 10.01(a)(i)).

(iv) The Representative and Parent acknowledge and agree that no Tax Returns of the Company or any of its Subsidiaries for any Pre-Closing Tax Period shall reflect any acceleration of deferred revenue as a result of Parent’s, the Company’s or any of the Company’s Subsidiaries’ financial or acquisition accounting in conjunction with the transactions contemplated by this Agreement.

(b) Transaction Tax Benefits. Parent will pay to the Representative (on behalf of the Stockholders) any Transaction Tax Benefit (as defined below) within 10 calendar days of realizing such benefit. For this purpose, a “Transaction Tax Benefit” is (i) any refund of Tax paid with respect to a Pre-Closing Tax Period to the extent attributable to a Transaction Tax Deduction (including from the carryback of Transaction Tax Deductions) (and any interest thereon paid by a Governmental Body) and (ii) any other refund of Tax paid with respect to a Pre-Closing Tax Period and any interest thereon paid by a Governmental Body. A Transaction Tax Benefit will be deemed to be realized in a taxable year if, and to the extent that Parent, the Company or any of its Subsidiaries receives a refund or other return of Taxes paid.

(c) Books and Records; Cooperation. Parent and the Representative will, and will cause their respective representatives to, (i) provide the other party and its representatives with such assistance as may be reasonably requested in connection with the preparation of any Tax Return, including the filing of any claim for refund resulting from a carry back of a Transaction Tax Deduction, or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to the Company or any of its Subsidiaries and (ii) retain and provide the other party and its representatives with reasonable access to all records or information that may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing will be done at the expense of the party making such request and in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

(d) Transfer Taxes. Parent will pay, and will indemnify and hold the Stockholders harmless against, any stamp Tax, stock transfer Tax, or other similar Tax imposed on the Company and its Subsidiaries or one or more Stockholders as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties, interest or additions to Tax with respect to the Transfer Taxes. The Stockholders agree to cooperate with Parent in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.

(e) Amendment of Tax Returns; Tax Elections. Without the prior written consent of Representative (which consent will not be unreasonably withheld, conditioned or delayed), Parent will not amend or permit the Company or any Subsidiary to (a) amend any Tax Return relating to a Pre-Closing Tax Period or (ii) make any election that has retroactive effect to any Pre-Closing Tax Period; provided, however, that no additional consent is required to amend Tax Returns as contemplated by Section 10.01(a)(iii) hereof.

(f) No Section 338 Election. Parent will not make any election under Code Section 338 (or any similar provision under state, local, or foreign Law) with respect to the acquisition of the Company and its Affiliates.

(g) Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, the amount of any Taxes based on or measured by income or receipts of the Company and its Subsidiaries for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass through entity in which the Company or any of its Subsidiaries holds a beneficial interest will be deemed to terminate at such time) and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(h) Non-Avoidance. Parent will not take any action with respect to the Company that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

10.02 280G. The Company will, prior to the Closing Date, seek to obtain (i) from any disqualified individual entitled to an excess parachute payment (each as defined in Section 280G of the Code and the regulations promulgated pursuant thereto), a waiver of any payments with respect to arrangements in place at the Closing that would, absent stockholder approval, be excess parachute payments as a result of the transactions contemplated hereby; and (ii) stockholder approval (in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated pursuant thereto) with respect to any payments with respect to arrangements in place at the Closing that would, absent stockholder approval, be excess parachute payments as a result of the transactions contemplated hereby.

10.03 Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement, including any such actions as may be necessary or desirable to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, and the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

10.04 Disclosure Generally. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules will be deemed to refer to this entire Agreement, including all Disclosure Schedules. The Disclosure Schedule shall be arranged in separate sections corresponding to the numbered and lettered representation and warranty contained in Article IV to be qualified by such disclosure. The information disclosed in any numbered or lettered section of the Disclosure Schedule shall be deemed to relate only to the correspondingly numbered representation and warranty in Article IV, to the extent specified therein, and to any other representation or warranty contained in Article IV to the extent that it is reasonably apparent (and without the need to examine any underlying document) that such disclosure modifies such other representations and warranties.

10.05 Provision Respecting Legal Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to each and any Stockholder and its Affiliates (individually and collectively, the “Stockholder Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to the Stockholder Group or any director, member, partner, officer, employee or Affiliate of the Stockholder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such prior representation of the Company and its Subsidiaries and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties will cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Parent and the Company (on behalf of itself and its Subsidiaries) hereby (i) waive any claim they have or may have that Kirkland & Ellis LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agree that, in the event that a dispute arises after the Closing between Parent, the Company or any Subsidiary and the Stockholders or any of their respective Affiliates, Kirkland & Ellis LLP may represent any member of the Stockholder Group in such dispute even though the interests of such Person(s) may be directly adverse to Parent, the Company or its Subsidiaries unless Kirkland & Ellis LLP represented the Company or its Subsidiaries in a matter (other than the Merger) substantially related to such dispute. Parent and the Company (on behalf of itself and its Subsidiaries) also further agree that, as to all communications among Kirkland & Ellis LLP and the Company, its Subsidiaries, and the Stockholder Group that relate in any way to the negotiations with Parent related to this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Stockholder Group and may be controlled by the Representative (on behalf of the

Stockholder Group) and will not pass to or be claimed by Parent, the Company or any of its Subsidiaries. In the event that a dispute arises between Parent, the Company or any of its Subsidiaries and a third party other than a party to this Agreement after the Closing, the Company and its Subsidiaries shall notify the Stockholder Group if such third party seeks disclosure of confidential communications by Kirkland & Ellis LLP that fall within the privilege that the Stockholder Group has retained as described in the previous sentence; the Stockholder Group, as holder of any such attorney-client privilege, will direct the Company or any Subsidiary whether to assert the attorney-client privilege on its behalf, or whether to waive such privilege.

10.06 Waiver of Appraisal Rights. EACH PARTY STOCKHOLDER IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL DISSENTERS’ RIGHTS, APPRAISAL RIGHTS, QUASI-APPRAISAL RIGHTS AND/OR SIMILAR RIGHTS UNDER THE DGCL OR OTHER APPLICABLE LAW WITH RESPECT TO ANY COMPANY SHARES AND/OR OTHER SECURITIES OF THE COMPANY OWNED BY SUCH PARTY STOCKHOLDER.

10.07 Party Stockholder Acknowledgement. Each Party Stockholder acknowledges that the other parties to this Agreement are entering into this Agreement in reliance on each Party Stockholder’s execution and delivery of this Agreement.

ARTICLE XI

DEFINITIONS

11.01 Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Business Day” means any day, other than a Saturday, Sunday, or any other date in which banks located in San Francisco, California are closed for business as a result of federal, state or local holiday.

“Class A Common Shares” means the shares of the Company’s Class A Common Stock, par value $0.001 per share.

“Class B Common Shares” means the shares of the Company’s Class B Common Stock, par value $0.001 per share.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Percentage” means, with respect to each Stockholder, a percentage equal to (i) the aggregate number of Vested Class B Common Shares held by such Person immediately prior to the Effective Time, divided by (ii) the aggregate number of Vested Class B Common Shares issued and outstanding immediately prior to the Effective Time (other than Class B Common Shares to be canceled pursuant to Section 1.02(g)).

“Company Payroll Taxes” means all payroll Taxes of the Company and its Subsidiaries arising on or before the Closing Date as a result of the transactions contemplated by this Agreement, including the vesting of any Company Shares.

“Company Shares” means the Class A Common Shares and the Class B Common Shares.

“Distribution” means any cash payment to be made to Stockholders in respect of the Vested Class B Common Shares following the Closing as set forth in Section 1.09 or pursuant to a distribution of any Holdback Amount to the Stockholders (but, for the avoidance of doubt, excluding the payment of the Closing Residual Cash Consideration).

“Environmental Laws” means all federal, state, local and foreign Laws that are applicable to the Company or its Subsidiaries, concerning pollution or protection of the environment and protection of human health (as it relates to exposure to any Hazardous Substance), including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, and including the Waste Electrical and Equipment Directive, the Restriction on Hazardous Substances Directive, and the Registration, Evaluation, Authorisation and Restriction of Chemicals regulations, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“Final Adjustment Amount” means the amount (which may be positive, negative or zero) equal to (a) (i) Net Working Capital as of the Closing Date, as determined in accordance with Section 1.09, minus (ii) Estimated Net Working Capital; plus (b) (i) Net Cash as of the Closing Date, as determined in accordance with Section 1.09, minus (ii) Estimated Net Cash.

“Fundamental Representations” means the (i) representations and warranties of the Company set forth in Section 4.01 (Organization and Corporate Power), Section 4.02 (Subsidiaries), Sections 4.03(a) and 4.03(b) (Authorization), Section 4.04 (Capitalization), Section 4.08 (Tax Matters) and Section 4.19 (Brokerage); (ii) any representation or warranty set forth in any Letter of Transmittal delivered by a Stockholder; and (iii) the representations and warranties of the Parent and Merger Sub set forth in Section 5.01 (Organization and Corporate Power), Section 5.02 (Authorization), Section 5.04 (Governmental Bodies; Consents) and Section 5.06 (Brokerage).

“GAAP” means generally accepted accounting principles as in effect in the United States on the date hereof.

“Governmental Body” means any federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, administrative entity, instrumentality, court or other tribunal of any of the foregoing.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law because of its dangerous or deleterious properties or characteristics, including in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”).

“Holdback Amount” means $20,000,000.

“Holdback Exceptions” means, collectively, (i) fraud or willful misconduct, (ii) a breach or inaccuracy of a Fundamental Representation, and (iii) any Loss referred to in Sections 8.02(a)(iii) through 8.02(a)(vi).

“Holdback Funds” means, as of any date of determination, the excess (if any) of the Holdback Amount minus the sum of all deductions therefrom and distributions and other payments to any Person paid out of Holdback Amount pursuant to the terms of this Agreement on or prior to such date of determination.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Included Current Assets” means (a) accounts receivable net of reserves for amounts overdue per Company policies in effect as of the September 30, 2013 Financial Statements, (b) inventory net of reserves for excess and obsolete inventory per Company policies, and (c) prepaid expenses, but excluding (i) the portion of any prepaid expense of which the Company will not receive the benefit following the Closing; and (ii) receivables from any of the Company’s Affiliates, directors, employees, officers or Stockholders and any of their respective Affiliates, determined in accordance with GAAP, consistently applied. For the avoidance of doubt, Current Assets do not include Net Cash.

“Included Current Liabilities” means (a) accounts payable, (b) accrued expenses, (c) accrued compensation, and (d) current and non-current deferred revenue, but excluding Transaction Expenses, determined in accordance with GAAP, consistently applied.

“Indebtedness” means, with respect to the Company and its Subsidiaries, the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of all indebtedness for borrowed money (i) owed by the Company or any of its Subsidiaries under a credit facility or (ii) evidenced by any note, bond, debenture or other debt security. Notwithstanding the foregoing, Indebtedness does not include (A) any operating or lease obligations (including capital leases), (B) any intercompany obligations between or among the Company or any of its Subsidiaries, and (C) any letters of credit, performance bonds, bankers acceptances or similar obligations.

“Intellectual Property” means all intellectual property or industrial property rights existing anywhere in the world associated with all: (i) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues, reexaminations or post-grant reviews and patents issuing thereon (collectively, “Patents”), (ii) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and moral rights (collectively, “Copyrights”), and (iv) confidential and proprietary information, including trade secrets, discoveries, concepts, ideas, research and development, algorithms, know-how, formulae, inventions (whether or not patentable), processes, techniques, technical data, designs, drawings, specifications, databases, and customer lists, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”).

“Law” means any federal, state, local, municipal, foreign, international, or other law, statute, rule, constitution, regulation, ruling, judgment, injunction, ordinance, order, decree or other requirement or restriction enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any court or Governmental Body.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Lien” means any mortgage, pledge, lien, hypothec, encumbrance, charge or other security interest.

“Material Adverse Effect” means an event, occurrence, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect upon (a) the financial condition, business, assets or operating results of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to consummate the Merger, except, with respect to clause (a) above, any adverse effect resulting from (i) changes in the general business or economic conditions affecting the industry in which the Company or any of its Subsidiaries operates, (ii) engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes in financial, banking, or securities markets (including any disruption thereof), (iv) changes in GAAP, (v) changes in Laws, (vi) the taking of any action expressly required by this Agreement or the announcement of this Agreement, the Merger or the other transactions contemplated by this Agreement (including by reason of the identity of Parent or its Affiliates or any communication by Parent or any of its Affiliates regarding its plans or intentions with respect to the business of the Company and its Subsidiaries, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with the Company or its Subsidiaries) if shown by the Company to have occurred directly as a result of the announcement, (vii) any failure by the Company and its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (with it being understood that, subject to the other clauses of this proviso, the facts, circumstances and changes underlying any such failure will be taken into account), or (viii) any omission to act or action taken with the prior written consent of Parent, except, in the case of clauses (i), (ii), (iii), (iv) or (v) above, to the extent such event, occurrence, or development has a disproportionate effect on the Company and its Subsidiaries (taken as a whole) as compared to other Persons operating in the industry in which the Company or any of its Subsidiaries operates.

“Net Cash” means, as of any time of determination, all cash and cash equivalents, as determined in accordance with GAAP, consistently applied. For the avoidance of doubt, all cash included in Net Cash will be calculated taking in to consideration (a) issued or received, but uncleared, checks and (b) inbound or outbound, but uncleared, wire transfers and drafts for deposit or withdrawal to or from the account of the Company or any of its Subsidiaries.

“Net Working Capital” means (a) the Included Current Assets minus (b) the Included Current Liabilities, determined as of the open of business on the Closing Date. For illustrative purposes only, a sample calculation of Net Working Capital, assuming the Closing Date is October 31, 2013, is attached hereto as Schedule 11.01(a).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body of competent jurisdiction.

“Paying Agent” means Citibank, N.A.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses; (v) public roads and highways; (vi) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vii) non-exclusive licenses of Intellectual Property entered into by the Company or any of its Subsidiaries, as licensor, in the ordinary course of business; (viii) purchase money Liens; and (ix) those matters identified on the attached Schedule 11.01(b).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body or any department, agency or political subdivision thereof.

“Pre-Closing Tax Period” means any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emitting, emptying, escaping, injection, deposit, disposal, discharge, or leaching into the environment.

“Requisite Stockholder Approval” means the affirmative vote or consent of a majority of the issued and outstanding Class B Common Shares.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Target Net Working Capital” means $1,200,000.

“Tax” or “Taxes” means (i) any tax (including any income tax, franchise tax, branch profits tax, capital gains tax, value-added tax, sales tax, use tax, property tax, transfer tax, payroll tax, social security tax, unemployment, ad valorem, capital stock, license, excise, stamp, estimated or withholding tax), and any related fine, penalty, interest, or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any Governmental Body; and (ii) any liability described in clause (i) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under applicable Law) or otherwise, excluding, in each case, any contract or agreement entered into in the ordinary course of business and not primarily related to Taxes.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Transaction Expenses” means, to the extent not paid prior to the Closing, all fees and expenses payable by the Company or any of its Subsidiaries arising from or incurred in connection with this Agreement and the transactions contemplated hereby, including all brokerage commissions; financial advisor (including Credit Suisse Securities (USA) LLC), consulting, legal and accounting fees; payments due to the employees of the Company and its Subsidiaries solely as a result of the transactions contemplated hereby; sale or retention bonuses due to the employees of the Company and its Subsidiaries solely as a result of the transactions contemplated hereby; all Company Payroll Taxes; and management or other fees payable to any private equity sponsor.

“Transaction Tax Deduction” means any item of loss or deduction resulting from or attributable to (i) transaction bonuses, change in control payments, severance payments, retention payments, or similar payments made by the Company or any of its Subsidiaries on or shortly prior to the Closing Date, (ii) the fees, expenses, and interest (including amounts treated as interest for U.S. federal income Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by the Company or any of its Subsidiaries with respect to the payment of the Indebtedness and (iii) the amount of the Transaction Expenses, in each case, as deductible under applicable Law.

11.02 Other Definitional Provisions.

(a) Successor Laws. Any reference to any particular Code section or any other Law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(b) Currency. All amounts in this Agreement are stated and will be paid in U.S. dollars.

11.03 Cross Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
Accounting Firm	1.09(b)
Agreement	Preface
Alternative Arrangements	8.06(a)
Anti-Bribery Laws	4.14(c)
Balance Sheet Date	4.05
Base Consideration	1.02(d)
CERCLA	11.01 (definition of “Hazardous Substance”)
Certificate of Merger	1.01(b)
Certificates	1.03(a)
Class A Merger Consideration	1.02(a)
Class B Unvested Merger Consideration	1.02(b)
Class B Vested Merger Consideration	1.02(c)

Closing	1.10
Closing Balance Sheet	1.09(a)
Closing Date	1.10
Closing Date Statement	1.08
Closing Residual Cash Consideration	1.02(d)
Closing Statement	1.09(a)
Closing Transactions	2.01
Common Percentage Schedule	1.08
Company	Preface
Company Employees	7.03
Company Registered Intellectual Property	4.10(a)
Confidentiality Agreement	6.02
Copyrights	11.01 (definition of “Intellectual Property”)
Defending Party	12.19
Designated Contacts	6.02
DGCL	Preface
Disclosure Schedules	Article IV
Disputed Items	1.09(b)
Dissenting Shares	1.11(a)
D&O Indemnitee	7.02(b)
D&O Tail Policies	7.02(b)
Effective Time	1.01(b)
Electronic Delivery	12.15
ERISA	4.12(a)
Estimated Net Cash	1.08
Estimated Net Working Capital	1.08
Executive Noncompetition Agreements	Preface
Financial Statements	4.05
First Holdback Release Date	8.08(a)
Foreign Plan	4.12(e)
Indemnitee	8.05
Indemnitor	8.05
GAAP, consistently applied	1.08
Latest Balance Sheet	4.05
Leased Real Property	4.18(b)
Letter of Transmittal	1.03(a)
Loss(es)	8.02(a)
Marks	11.01 (definition of “Intellectual Property”)

Material Customers	4.20(a)
Material Vendors	4.20(b)
Merger	Preface
Merger Consideration	1.02(c)
Merger Sub	Preface
New Plans	7.03
Objections Statement	1.09(b)
Open Source Code	4.10(j)
Parent	Preface
Parent Indemnified Parties	8.02(a)
Parent’s Representatives	6.02
Party Stockholder	Preface
Patents	11.01 (definition of “Intellectual Property”)
Paying Agent Agreement	2.01(a)
Pension Plans	4.12(a)
Per Share Portion	1.02(e)
Plans	4.12(a)
Representative	Preface
Requisite Stockholder Approval	Preface
Schedule	Article IV
Second Holdback Release Date	8.08(b)
Securities Act	5.07
Seller Indemnified Parties	8.03(a)
Significant Contract(s)	4.09(a)
Stockholder	1.03(a)
Stockholder Group	10.05
Stockholders Agreement	4.04(a)
Surviving Corporation	1.01(a)
Third Party Claim	8.05
Threshold	8.02(b)
Trade Secrets	11.01 (definition of “Intellectual Property”)
Transfer Taxes	10.01(d)
Transaction Tax Benefit	10.01(b)
Unvested Class B Common Share	1.02(b)
Vested Class B Common Share	1.02(c)
Welfare Plans	4.12(a)

ARTICLE XII

MISCELLANEOUS

12.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company or any of its Subsidiaries, will be issued or made by any party hereto without the joint approval of Parent and the Representative, except (a) Parent and the Representative will cooperate to issue a joint press release or public announcement upon the signing of this Agreement, (b) as required by Law or stock exchange listing agreement (in the reasonable opinion of counsel) and (c) Parent may make a public announcement regarding this Agreement on a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission; provided, in each case, Parent and the Representative will, to the extent practicable, have a reasonable amount of time to review and comment on such press release, announcement or communication prior to issuance, distribution or publication (which comments the receiving party will consider in good faith). For the avoidance of doubt, the parties hereto acknowledge and agree that the Representative and its Affiliates (except for the Company and its Subsidiaries) may provide general information about the subject matter of this Agreement and the Company and its Subsidiaries (including its and their performance and improvements) in connection with the Representative’s or its Affiliates’ fund raising, marketing, informational or reporting activities. Notwithstanding anything contained herein to the contrary, in no event will Parent or, after the Closing, the Company have any right to use the Representative’s or its Affiliates’ names or marks, or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or communication without the written consent of the Representative.

12.02 Expenses. Except as otherwise expressly provided herein, the Company, on the one hand, and Parent and Merger Sub, on the other hand, will pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided that Parent, on the one hand, and the Company, on the other hand, will bear equally the fees and expenses of the HSR Act and any other applicable antitrust, competition and similar filings, the Paying Agent and the D&O Tail Policies.

12.03 Knowledge Defined. For purposes of this Agreement, “the Company’s knowledge” (and similar phrases) as used herein will mean the actual knowledge after reasonable investigation of Douglas Smith, Jenny Kray, Bruce Clark and Charles Thompson.

12.04 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy to the number set out below, or by electronic mail to the email address set out below, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) (unless the recipient acknowledges receipt via telecopy or email), (c) the Business Day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, will be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Parent and/or Merger Sub (and, after the Closing, the Surviving Corporation):

JDS Uniphase Corporation

430 North McCarthy Boulevard

Milpitas, CA 95035

Telephone:        (408) 546-5488

Facsimile:         (408) 516-9978

Email:               Andrew.Pollack@jdsu.com

Attention:          General Counsel

with a copy (which will not constitute notice) to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-3901

Telephone:        (612) 766-7000

Facsimile:         (612) 766-1600

Email:               mike.stanchfield@faegrebd.com

                           jon.nygren@faegrebd.com

Attention:          Michael A. Stanchfield

                           Jonathan L.H. Nygren

Notices to the Representative (and, prior to the Closing, the Company):

c/o Thoma Bravo, LLC

600 Montgomery Street, 32nd Floor

San Francisco, California 94111

Attention:           Seth Boro

                             Robert Sayle

Telephone:         (415) 263-3660

Facsimile:          (415) 392-6480

Email:               sboro@thomabravo.com

                           rsayle@thomabravo.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention:           Gerald T. Nowak, P.C.

                            Corey D. Fox

Telephone:         (312) 862-2075

Facsimile:          (312) 862-2200

Email:               gerald.nowak@kirkland.com

                           corey.fox@kirkland.com

12.05 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of (i) prior to the Closing, the Company, the Representative and Parent and (ii) from and after the Closing, the Surviving Corporation, the Representative and Parent. Any attempted assignment of this Agreement without such prior written consent shall be void and of no effect.

12.06 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party, and the parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

12.07 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and will not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months will be deemed references to calendar days or months. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” will be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “or,” “any” and “either” are not exclusive. Whenever the words “ordinary course of business” are used in this Agreement, they shall be deemed to be followed by the words “consistent with past practice.” English will be the governing language of this Agreement.

12.08 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The specification of any dollar amount or the inclusion of any item in the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in any Disclosure Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

12.09 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules (except as contemplated by Section 6.06) or Exhibits hereto may be amended or waived only in a writing signed by Parent, the Company and the Representative. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

12.10 Complete Agreement. This Agreement, the Disclosure Schedules and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. The parties agree that prior drafts of this Agreement will be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the parties hereto with respect hereto. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Company exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.

12.11 Third Party Beneficiaries. Section 7.02 (with respect to the D&O Indemnitees) and Article VIII (with respect to the Parent Indemnified Parties and the Seller Indemnified Parties) of this Agreement are intended for the benefit of, and will be enforceable by, the Stockholders, the D&O Indemnitees, the Parent Indemnified Parties and the Seller Indemnified Parties, as the case may be. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and, solely with respect to the specific Sections identified above, the Stockholders, the D&O Indemnitees, the Parent Indemnified Parties and the Seller Indemnified Parties, as the case may be, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

12.12 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. SUBJECT TO SECTION 1.09 (WHICH WILL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR

THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 12.04.

12.13 WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.13.

12.14 Parent Deliveries. Parent agrees and acknowledges that all documents or other items delivered or made available to Parent’s Representatives will be deemed to be delivered or made available, as the case may be, to Parent for all purposes hereunder.

12.15 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

12.16 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or Electronic Delivery in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

12.17 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

12.18 Specific Performance. The parties hereto agree that irreparable damage would occur (for which monetary relief, even if available, would not be an adequate remedy) in the event that one of the parties hereto (Parent, Merger Sub or the Company, as applicable) fails to take any action required of them hereunder to consummate the transaction contemplated by this Agreement. It is accordingly agreed that (i) the parties hereto will be entitled to an injunction or injunctions, specific performance, or other equitable relief to enforce specifically the terms and provisions hereof regarding consummation of the transaction, as against Parent, Merger Sub or the Company, as applicable, in any court having jurisdiction, without proof of damages or otherwise, this being in addition to any other remedy to which the parties hereto are entitled at law or in equity, and (ii) this right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent or Merger Sub would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific performance or other equitable relief under the circumstances described above is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. Nothing in this Section 12.18, however, may be used to nullify or negate the termination rights contained in Section 9.01 of this Agreement. Notwithstanding anything herein to the contrary, in no event will this Section 12.18 be used, alone or together with any other provision of this Agreement, to require the Company to remedy any breach of any representation or warranty of the Company made herein.

12.19 Payments Under Agreement. Each party hereto agrees that all amounts required to be paid hereunder will be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset (other than withholding tax obligations required to be withheld by Law), on the dates specified herein (with time being of the essence). Subject to the provisions of Section 1.09 (which will govern any dispute arising thereunder), in the event any Legal Proceeding is commenced or threatened by any Person to enforce its rights under this Agreement against any other Person, then the prevailing party in such Legal Proceeding shall have the right to collect from the other party all fees, costs and expenses, including reasonable attorneys fees and court costs, incurred by the prevailing party in such Legal Proceeding; provided that if the prevailing party prevails in part, and loses in part, in such Legal Proceeding, the court, arbitrator or other adjudicator presiding over such Legal Proceeding will award a reimbursement of the fees, costs and expenses incurred by the prevailing party on an equitable basis based on relative success. For purposes hereof, and without limitation, a party will be deemed to have prevailed in any Legal Proceeding described in the immediately preceding sentence if (i) claim(s) asserted against such party are subsequently dropped, voluntarily dismissed or voluntarily reduced and/or (ii) the party successfully brings or defends an action and receives a favorable judgment or verdict.

12.20 Appointment of the Stockholder Representative.

(a) In order to administer efficiently the determination of, amongst other items, the Closing Residual Cash Consideration and the Final Adjustment Amount and the defense and/or settlement of any claims for Losses for which the Parent Indemnified Parties may be entitled to indemnification pursuant to Section 8.02 hereof, the Stockholders, by their adoption and approval of this Agreement, as well as, in certain cases, through separate instruments (including the Letters of Transmittal), irrevocably appoint the Representative as their agent, attorney in fact and representative (with full power of substitution in the premises), and, by its execution hereof, the Representative hereby accepts such appointment.

(b) The Representative is hereby authorized (i) to take all action necessary in connection with the acceptance, rejection and determination of the Closing Residual Cash Consideration and the Final Adjustment Amount and the defense and/or settlement of any claims for Losses (including the power to compromise any indemnity claim on behalf of the Stockholders and to transact matters of litigation) for which the Parent Indemnified Parties may be entitled to indemnification pursuant to Section 8.02 hereof, (ii) to give and receive all notices required to be given under this Agreement and the other agreements contemplated hereby to which all of the Stockholders are subject, and (iii) to do or refrain from doing all such further acts and things, and to execute all such documents as the Representative will deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power:

(i) to pay any expenses of the Stockholders or the Representative from the Holdback Funds; and to take such further actions as the Representative deems to be necessary or appropriate, including submitting a request to Parent for the payment of such expenses as contemplated under Section 8.08;

(ii) to execute and deliver all consents, waivers, ancillary agreements, stock powers, certificates and documents that the Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iii) to execute and deliver all amendments and waivers to this Agreement that the Representative deems necessary or appropriate, whether prior to, at or after the Closing;

(iv) to receive funds, make payments of funds, and give receipts for funds;

(v) to receive funds for the payment of expenses of the Stockholders, to deposit such funds in such accounts as the Representative deems appropriate and apply such funds in payment for such expenses;

(vi) to do or refrain from doing any further act or deed on behalf of the Stockholders that the Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Stockholders could do if personally present; and

(vii) to receive service of process in connection with any claims under this Agreement.

(c) In the event that the Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Stockholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the Company Shares issued and outstanding immediately prior to the Effective Time, will select another representative to fill such vacancy and such substituted representative will be deemed to be the Representative for all purposes of this Agreement.

(d) All decisions and actions by the Representative, including the defense or settlement of any claims for Losses for which the Parent Indemnified Parties may be entitled to indemnification pursuant to Section 8.02 hereof, will be binding upon all of the Stockholders, and no Stockholder will have the right to object, dissent, protest or otherwise contest the same.

(e) Parent will be able to rely conclusively on the instructions and decisions of the Representative as to the determination of the Closing Residual Cash Consideration and the Final Adjustment Amount and the settlement or compromise of any claims for Losses for which the Parent Indemnified Parties may be entitled to indemnification pursuant to Section 8.02 hereof and any other actions required to be taken by the Representative hereunder, and no party hereunder or Stockholder will have any cause of action against Parent or Merger Sub for any action taken by Parent or Merger Sub in reliance upon the instructions or decisions of the Representative.

(f) All actions, decisions and instructions of the Representative will be conclusive and binding upon all of the Stockholders, and no Stockholder will have any cause of action against the Representative for any action taken or not taken, decision made or instruction given by the Representative under this Agreement, except for fraud or willful misconduct by the Representative;

(g) The provisions of this Section 12.20 are independent and severable, are irrevocable and coupled with an interest and will be enforceable notwithstanding any rights or remedies that any Stockholder may have in connection with the transactions contemplated by this Agreement; and

(h) The provisions of this Section 12.20 will be binding upon the heirs, legal representatives, successors and assigns of each Stockholder, and any references in this Agreement to a Stockholder or the Stockholders will mean and include the successors to the rights of the Stockholders hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

*         *         *         *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

NI HOLDINGS I, INC.

By:	/s/ Seth Boro
Name: Seth Boro
Title: President

JDS UNIPHASE CORPORATION

By:	/s/ Andrew R. Pollack
Name: Andrew R. Pollack
Title: Senior Vice President, General Counsel and Secretary

JADE ACQUISITION I, INC.

By:	/s/ Andrew R. Pollack
Name: Andrew R. Pollack
Title: Vice President and Secretary

THOMA BRAVO, LLC, solely in its capacity as the Representative hereunder

By:	/s/ Seth Boro
Name: Seth Boro
Title: Managing Partner

Signature Page to Agreement and Plan of Merger

THOMA BRAVO FUND X, L.P.

By:	Thoma Bravo Partners X, L.P.
Its:	General Partner

By:	Thoma Bravo, LLC
Its:	General Partner

By:	/s/ Orlando Bravo
Name:	Orlando Bravo
Its:	Managing Partner

THOMA BRAVO FUND X-A, L.P.

By:	Thoma Bravo Partners X, L.P.
Its:	General Partner

By:	Thoma Bravo, LLC
Its:	General Partner

By:	/s/ Orlando Bravo
Name:	Orlando Bravo
Its:	Managing Partner

Signature Page to Agreement and Plan of Merger